Exhibit 10.1

PURCHASE AND SALE AGREEMENT

BY AND AMONG

SONOMA PHARMACEUTICALS, INC.,

as the SELLER

INFINITY LABS SD INC.,

as the BUYER,

Dated: June 24, 2020

Table of Contents

ARTICLE 1	4
ARTICLE 2	12
2.1 Transfer of Purchased Assets.	12
2.2 Excluded Assets.	13
2.3 Assumption of Liabilities.	14
2.4 Excluded Liabilities.	14
2.5 Consent of Third Parties.	15
2.6 Consideration.	15
2.7 Closing.	15
2.8 Allocation of Purchase Price.	17
2.9 Completion of Transfers.	17
2.10 Withholding.	18
2.11 Infinity Services Credit.	18
ARTICLE 3	18
3.1 Existence and Power.	18
3.2 Authorization; Valid and Enforceable Agreement.	18
3.3 Financial Statements; Undisclosed Liabilities.	19
3.4 Absence of Certain Developments.	20
3.5 Litigation.	21
3.6 Real Property; Assets.	22
3.7 Contracts.	23
3.8 Licenses and Permits.	24
3.9 Compliance with Laws; Certain Business Practices.	24
3.10 Intellectual Property Rights.	25
3.11 Environmental.	26
3.12 Employees, Labor Matters, etc..	27
3.13 Employee Benefit Plans and Related Matters; ERISA.	28
3.14 Taxes.	30
3.15 Insurance.	30
3.16 Customers and Suppliers.	31
3.17 Affiliate Transactions; Guaranties, etc..	31
3.18 Brokers, Finders.	32
3.19 Disclosure.	32
ARTICLE 4	33
4.1 Existence and Power.	33
4.2 Authorization; Valid and Enforceable Agreement.	33
4.3 Litigation.	33
4.4 Brokers, Finders.	33
4.5 Disclosures.	33

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ARTICLE 5	34
5.1 Books and Records.	34
5.2 Confidentiality; Announcements.	34
5.3 Tax Matters.	35
5.4 Further Assurances; Cooperation.	35
5.5 Non-Competition; Non-Solicitation.	36
5.6 Employees and Employee Benefits.	37
5.7 Bulk Sales Laws.	38
5.8 Transition Services.	38
5.9 Receivables and Payables.	39
5.10 Transfer of the Permits.	39
5.11 Change of Name.	40
ARTICLE 6	40
6.1 Survival of Representations and Warranties and Covenants.	40
6.2 Indemnification by Seller.	40
6.3 Indemnification by the Buyer.	41
6.4 Notice and Payment of Losses.	41
6.5 Defense of Third Person Claims.	42
6.6 Limitation on Indemnification.	43
6.7 Characterization of Indemnity Payments.	44
6.8 Exclusive Remedy.	44
ARTICLE 7	45
7.1 Notice.	45
7.2 Expenses.	45
7.3 Entire Agreement.	46
7.4 Severability.	46
7.5 Assignment; Benefits.	46
7.6 Counterparts.	46
7.7 Headings; Interpretation.	46
7.8 Governing Law.	47
7.9 Submission to Jurisdiction.	47
7.10 Disclosure Generally.	47
7.11 Specific Enforcement.	48
7.12 Waiver of Jury Trial.	48
7.13 Amendments and Waivers.	48
7.14 Release.	48
EXHIBIT A	2
EXHIBIT B	3
EXHIBIT C	4
EXHIBIT D	5
SCHEDULE 2.1(a)	6
SCHEDULE 2.8	7

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PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT is made and entered into as of June 24, 2020, by and among Sonoma Pharmaceuticals, Inc. a Delaware corporation (the “Seller”), and Infinity Labs SD Inc., a Delaware corporation (the “Buyer”).

RECITALS

A.	Immediately prior to the execution and delivery of this Agreement, the Seller is registered on The Nasdaq Stock Market LLC.

B.	A division of the Seller is doing business under the name “MicroMed Laboratories”, and is engaged, directly or indirectly, in the business of providing environmental monitoring, analytical testing services, cleanroom testing and certification services to the Food and Drug Administration regulated industries (as such business is conducted by Seller on the Closing Date, the “Business”).

C.	The Buyer desires to acquire the Business from the Seller and desires to operate the Business following the Closing, and in so doing, wishes to purchase from the Seller the Purchased Assets and assume from the Seller the Assumed Liabilities, each on the terms and conditions set forth in this Agreement.

D.	The Seller desires to sell to the Buyer the Purchased Assets and assign to the Buyer the Assumed Liabilities, each on the terms and conditions set forth in this Agreement, payable in accordance with Section 2.6.

E.	Simultaneously with the execution of this Agreement, the Buyer, the Seller and the Escrow Agent are entering into the Escrow Agreement, in the form of Exhibit A hereto.

F.	Simultaneously with the Closing, the Buyer and SSCOP Properties LLC (“Landlord”) shall enter into a lease agreement relating to the lease of the Facilities (the “Lease Agreement”).

G.	Simultaneously with the Closing, Tammy Atwood (“Atwood”), shall enter into an employment agreement, in the form of Exhibit B hereto (the “Employment Agreement”).

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants, representations, warranties, conditions and agreements hereinafter expressed, the Parties agree as follows:

ARTICLE 1

DEFINITIONS AND CONSTRUCTION

Without limiting the effect of any other terms defined in the text of this Agreement, the following words shall have the meaning given them in this ARTICLE 1:

“401(k) Plan” means the Seller’s 401(k) Plan with plan number #001 provided by Jordan & Associates Retirement Services or its suppliers.

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“Accounting Principles” means the accounting rules, methodologies, practices and adjustments used by the Seller in past practice.

“Affiliate” means, with respect to any Person, any other Person or entity that, directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, the Person referred to, and, if the Person referred to is a natural person, any member of such Person’s immediate family. For purposes of the foregoing, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” means this Purchase and Sale Agreement as executed on the date hereof and as amended or supplemented in accordance with the terms hereof, including all Schedules and Exhibits hereto.

“Business Day” means any day which is not a Saturday, Sunday or a legal holiday in New York City, New York, or Petaluma, California.

“Cash and Cash Equivalents” means cash, checks, money orders, marketable securities, short-term instruments and other cash equivalents, in each case determined in accordance with the Accounting Principles. For the avoidance of doubt, Cash will be calculated net of outbound but uncleared checks and drafts, and will include checks, other wire transfers and drafts deposited or available for deposit for the account of the Seller.

“Closing” means the consummation of the transactions contemplated by this Agreement, as provided for in Section 2.7.

“Code” means the U.S. Internal Revenue Code of 1986, as amended, or any comparable Laws in other jurisdictions and any reference to any particular section of the Code shall be interpreted to include any revision of or successor to that section of the Code regardless of how numbered or classified.

“Competing Business” means any person, concern or entity which is engaged in or conducts a business substantially the same as the Business.

“Contract” means any contract, agreement, lease, indenture, mortgage, deed of trust, evidence of indebtedness, binding commitment or instrument, whether oral or in writing.

“Employee” means any employee of the Seller who is primarily engaged in the Business.

“Encumbrances” means mortgages, pledges, liens, charges, claims, security interests, easements or other encumbrances.

“Environmental Claim” shall mean any and all complaints, summons, citations, directives, orders, claims, litigation, investigations, notices of violation, judgments, administrative, regulatory or judicial actions, suits, demands or proceedings, or written notices of noncompliance or violation by any Governmental Authority or other Person alleging potential liability arising out of or resulting from any violation of Environmental Law or the presence or Release of Hazardous Material from or relating to: (i) any Facility; (ii) any adjoining properties or businesses; or (iii) any facilities receiving or handling Hazardous Materials generated by the Seller with respect to its ownership or operation of the Business or of the Purchased Assets or any predecessor in interest.

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“Environmental Law” shall mean any Law, and any permit concerning the protection of human health from exposure to any Hazardous Material, or the protection of the environment (including air, water, soils and surface or subsurface land or structures, and wildlife), the use, storage, management, treatment, generation, transportation, processing, handling, Release or disposal of any Hazardous Material, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et seq., as amended; the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq., as amended; the Clean Air Act, 42 U.S.C. 7401 et seq., as amended; the Clean Water Act, 33 U.S.C. 1251 et seq., as amended; and those portions of the Occupational Safety and Health Act, 29 U.S.C. 655 et seq. regulating Hazardous Materials.

“Environmental Liabilities” shall mean any losses, liabilities (including strict liability), damages, natural resource damages, costs and expenses (including all reasonable out-of-pocket fees, disbursements and expenses of counsel, out-of-pocket expert and consulting fees and out-of-pocket costs for remedial actions, environmental site assessments, remedial investigation and feasibility studies), fines, penalties, sanctions and interest, in each case incurred or imposed as a result of any violation of Environmental Law, a Release or threatened Release of Hazardous Materials, the presence of Hazardous Materials in violation of Environmental Laws, or any Environmental Claim.

“Environmental Permit” shall mean any permit, approval, identification number, license, registration or other authorization required under any applicable Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is or has ever been under common control or treated as a single employer with the Seller within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Escrow Account” means the account into which the Escrow Amount is deposited pursuant to Section 2.7(b)(ii)(A).

“Escrow Agent” means Torkin Manes LLP.

“Escrow Amount” means an amount equal to Fifty Nine Thousand Five Hundred Dollars ($59,500).

“Facilities” means the Seller’s facilities used in connection with the Business.

“FDA Establishment Registration” means the Food and Drug Administration establishment registration of the Seller with Establishment Identifier 3004554409.

“Fundamental Representations” mean the representations and warranties of the Seller set forth in the following Sections of this Agreement: Section 3.1 (Existence and Power), Section 3.2 (Authorization; Valid and Enforceable Agreement), Sections 3.6(d) and 3.6(e) (Assets), Section 3.14 (Taxes) and Section 3.18 (Brokers, Finders).

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“Governmental Authority” means any nation, state or province, any federal, bilateral or multilateral governmental authority, any possession, territory, local, county, district, city or other governmental unit or subdivision, and any branch, entity, agency, or judicial body of any of the foregoing.

“Hazardous Material” means any waste, chemical, material, pollutant or other substance that is listed, defined, designated or classified as hazardous, radioactive or toxic or a pollutant or a contaminant under any Environmental Law, including petroleum and all derivatives thereof, asbestos or asbestos-containing materials, polychlorinated biphenyls and radioactive materials.

“Indebtedness” means with respect to a Person, without duplication, (a) all obligations of such Person for borrowed money, including obligations owing to such Person’s equityholders or Affiliates, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person in respect of the deferred purchase price of property, services or equipment (excluding trade payables, accrued expenses and other current accounts payable incurred, in each case, in the Ordinary Course of Business), (d) all obligations of such Person under conditional sale or other title retention agreements relating to any property purchased by such Person, (e) all guarantees by such Person of Indebtedness of others, (f) any obligation of any other Person secured by an Encumbrance on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all capital lease obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty (to the extent drawn as of the date of determination of “Indebtedness”), (i) all reimbursement obligations with respect to cash overdraft facilities or similar protections (to the extent drawn as of the date of determination of “Indebtedness”), (j) all obligations of such Person under interest rate, currency or commodity derivatives or hedging transactions, (k) any accrued interest on any of the foregoing, and (l) any prepayment or other similar fees, expenses or penalties on or relating to the prepayment, repayment or assumption of any of the foregoing.

“Infinity Services Credit” means a non-refundable (as further described in the Master Services Agreement) and non-transferrable credit issued by the Buyer in favor of the Seller in the amount of $100,000 (after applicable taxes) for testing services to be performed by the Buyer and the Business at the request of the Seller after the Closing.

“Intellectual Property Rights” means any and all rights in: (a) registered and unregistered marks, trademarks, including any associated marks thereto, service marks, trade names, service names, brand names, business names, distinguishing guise, certification marks, trade dress rights and logos, insignia, seals, designs, or symbols, together with the goodwill associated with any of the foregoing, and all applications and registrations therefore including all extensions, modifications and renewals thereof and any rights of priority resulting from the filing of applications for registration under internal treaties or otherwise; (b) patents and patent applications, including all divisions, continuations, continuations-in-part, re-examinations, reissues and extensions, and any rights of priority resulting from the filing of patents or application under international treaties or otherwise; (c) registered or unregistered industrial or utility designs, including all divisions, continuations, continuations-in-part, re-examinations, reissues and extensions, and any rights of priority resulting from industrial or utility designs or applications therefor under international treaties or otherwise; (d) registered and unregistered copyrights in both published and unpublished works and all moral rights (and the benefits of waivers thereof), and registrations and applications therefor, and all works of authorship (including software) and mask work rights, along with any rights of priority resulting from the filing of applications for registration under international treaties or otherwise; (e) confidential or proprietary information; (f) all Internet domain names and registration rights, uniform resource locators, internet or worldwide web sites or protocol addresses, and all related content, programming and social media tags; (g) published or unpublished works of authorship, whether copyrightable or not (including software); and (h) Know-How.

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“Intra-Company Liabilities” means any Liabilities owed in respect of the Purchased Assets to the Seller.

“IRS” means the United States Internal Revenue Service.

“Know-How” means trade secrets including details of unpatented technical and other proprietary information including inventions, discoveries, processes and procedures, ideas, concepts, formulae, contents of research and development notebooks, specifications, procedures for experiments and tests and results of experimentation and testing; together with all common law or statutory rights protecting the same and any similar or analogous rights to any of the foregoing whether arising or granted under any Laws.

“Knowledge” with respect to the Seller, means the actual knowledge after reasonable inquiry of Atwood, Bruce Thornton, Amy Trombly, and Grant Edwards. For these purposes, “reasonable inquiry” means (i) review of the relevant sections of this Agreement and corresponding section of the Disclosure Letter and (ii) inquiry of direct reports of such individual.

“Law” means any federal, state, provincial or local statute, law, ordinance, decree, Order, injunction, rule, directive, or regulation of any government or quasi-governmental authority, and rules and regulations of any regulatory or self-regulatory authority.

“Liability” means any obligation or liability of any kind, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated or due or to become due.

“Loss” or “Losses” means all direct or indirect losses, Liabilities, damages, judgments, fines, costs, penalties, amounts paid in settlement and reasonable out-of-pocket costs and expenses incurred in connection therewith (including costs and expenses of suits and proceedings, and reasonable fees and disbursements of counsel, accountants and other experts).

“Master Services Agreement” means the master services agreement among the Buyer and the Seller entered into and effective as of the Closing Date and in the form attached hereto as Exhibit C.

“Material Adverse Effect” means any change, effect, event, fact, circumstance or occurrence, individually or in the aggregate, which is or would reasonably be expected to be materially adverse to (a) the assets, properties, Liabilities, operations or results of operations of the Business, or condition (financial or otherwise) of the Business, Purchased Assets or Assumed Liabilities, taken as a whole or (b) the Seller’s ability to consummate the transactions contemplated hereby in a timely manner; provided, that for purposes of clause (a) of this definition, none of the following shall constitute a Material Adverse Effect: any fact, event, change, development or effect resulting from or arising out of: (a) any events, circumstances, conditions or changes that generally affect the industry or markets relating to the Business or the Purchased Assets; (b) the announcement or disclosure of the transactions contemplated hereby, or the pendency or consummation of the transactions contemplated hereby; (c) general economic, business, regulatory, social, labor or political conditions or changes in such conditions; (d) any military action or any act of war (whether or not declared), sabotage or terrorism (including any escalation of general worsening of such actions of war, terrorism or sabotage); (e) changes in Law, or the interpretation thereof; (f) any actions expressly required to be taken or omitted pursuant to this Agreement; (g) any flood, earthquake or other natural disaster; or (h) events, circumstances, conditions, or changes involving the securities markets, capital markets, currency markets or other financial markets, including any matter that impacts the Buyer’s ability to finance the transactions contemplated hereby; unless in each of the cases specified in clauses (a), (c), (d), (e) or (h) above, such change, effect, event, fact, circumstance or occurrence has or would reasonably be expected to have a disproportionate effect on the Business, the Purchased Assets or the Assumed Liabilities relative to other companies in the industry in which the Business operates.

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“Ordinary Course of Business” means the manner in which the Seller operates the Business, consistent with past practice and custom (including in respect of (i) payables, receivables and cash management, (ii) preserving the goodwill and relationships with its customers, suppliers, Governmental Authorities and others the Business has business dealings with and (iii) keeping available the services of its current officers, employees and consultants).

“Order” means any decree, ruling, order, judgment, writ, award, injunction, stipulation or consent of or by, or settlement agreement with, a Governmental Authority.

“Owned Intellectual Property” means all Intellectual Property Rights relating to, used in, useful in, held for or owned in connection with the Business, including such Intellectual Property Rights that were created, owned, held or developed, in whole or in part, by or for the Seller for the Business.

“Party” means the Seller or the Buyer, as applicable, and “Parties” means all of them.

“Permitted Encumbrances” means any: (a) mechanics’, carriers’, workmen’s, repairmen’s, statutorily imposed or other like Encumbrance arising or incurred in the Ordinary Course of Business by operation of Law with respect to a Liability that is not yet due or delinquent; (b) Encumbrance securing Indebtedness to be repaid and released in connection with the Closing; (c) Encumbrance that will be released or otherwise terminated on or before Closing and (d) Encumbrance securing Taxes, assessments and governmental charges not yet delinquent or due, or being contested in good faith for which the Seller has established reasonable reserves.

“Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, government or governmental or regulatory body thereof, or political subdivision thereof, whether national, federal, regional, state, or local, or any agency, instrumentality or authority thereof, or any court or arbitrator, or other entity.

“Pre-Closing Period” means all taxable periods ending as of or prior to the Closing.

“Release” shall mean any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of Hazardous Materials (including the abandonment or discarding of barrels, containers or other closed receptacles containing Hazardous Materials) into the environment.

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“Remedial Actions” shall mean all actions required under Environmental Law or by a Governmental Authority pursuant to its authority under Environmental Law to: (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, correct or abate (i) Hazardous Materials in the indoor or outdoor environment or (ii) violations of Environmental Law; (b) prevent or minimize a Release or threatened Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (c) perform pre remedial studies and investigations and post remedial operation and maintenance activities; and (d) to address a Release.

“Seller Benefit Plans” means all “employee benefit plans” as defined in Section 3(3) of ERISA (whether or not subject to ERISA) and all other defined-benefit pension, defined-contribution retirement, medical, prescription drug, dental, vision, life, accidental death and dismemberment, short- and long-term disability, workers’ compensation, retiree medical, retiree life, other welfare, fringe, incentive equity, phantom equity, equity purchase, cash bonus, cash commission, employment, consulting, separation, termination, severance, transition, retention, change-in-control, tax gross-up, deferred compensation, paid time off, vacation, sick leave and other employee benefit plans, programs, policies, practices, arrangements and agreements that are sponsored, maintained or contributed to (or required to be sponsored, maintained or contributed to) by the Seller , or to which the Seller has any Liability, for the benefit of any current or former employees, directors or individual independent contractors.

“Tax Return” means any report, return, declaration, claim for refund, information return, statement, designation, election, notice or certificate required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of any Taxes, including any schedule or attachment thereto and including any amendment thereof.

“Taxes” means all taxes, levies, charges, fees, duties or other assessments, whether or not disputed and whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including income, gross income, capital, capital gains, alternative, corporation, profits, net receipts, gross receipts, gross proceeds, net proceeds, premium or windfall profit, transfer, excise, estimated, commercial rent, real and personal property, unclaimed property, escheat, sales, use, value-added, ad valorem, license, payroll, employment, pay-as-you-earn, severance, occupation, withholding, social security, workers compensation, disability, environmental, taxes under Section 59A of the Code, stamp duty, customs and other import or export duties, and franchise or other governmental taxes or charges, imposed by the United States or any state, county, local or foreign government, and such term shall include any interest, penalties, fines or additions attributable to such taxes and shall include obligations to indemnify or otherwise assume tax liabilities of any other Person.

“Taxing Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Transferred Employees” means each Employee who accepts an offer of employment with the Buyer and commences employment with the Buyer.

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Other Definitions. Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Affiliate Transaction	3.173.17(a)
Assumed Contracts	2.1(c)
Assumed Liabilities	2.3
Atwood	Recitals
Balance Sheet Date	3.3(a)
Business	Recitals
Buyer	Preamble
Buyer Injured Party	6.4(a)
Cap	6.6(a)
Claim Amount	6.4(a)
Claim Objection Notice	6.4(b)
Claim Response	6.4(b)
Closing Amount	2.6
Closing Date	2.7(a)
Critical Permits	5.10(b)
Deductible	6.6(a)
Disclosure Letter	ARTICLE 3
Employment Agreement	Recitals
Escrow Agreement	2.7(b)(ii)(A)
Escrow Release Date	6.6(d)
Excluded Assets	2.2
Excluded Liabilities	2.4
Existing Leases	3.6(a)
Final Purchase Price	2.6
Financial Statements	3.3(a)
Indemnifying Party	6.4(a)
Injured Party	6.4(a)
Interim Period Financial Statements	3.3(a)
IT Systems	3.10(e)
Labor Laws	3.12(c)
Landlord	Recitals
Lease Agreement	Recitals
Material Contracts	3.7(b)
Notice of Claim	6.4(a)
Other Intellectual Property	3.10(a)
Permits	3.8
Protected Parties	5.5(e)
Purchased Assets	2.1
Required Approvals	3.2(d)
Required Consents	3.2(c)

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Restricted Period	5.5(a)
Restricted Territory	5.5(a)
Seller Injured Party	6.4(a)
Seller	Preamble
Seller Releasing Parties	7.14
Significant Customer	3.16(a)
Significant Supplier	3.16(b)
Survival Period	6.1
Third Person	6.5
Third Person Claim	6.5

ARTICLE 2

PURCHASE AND SALE OF THE PURCHASED ASSETS

2.1	Transfer of Purchased Assets.

Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell, assign, transfer and convey to the Buyer, and the Buyer shall acquire and accept from the Seller, all right, title, and interest of the Seller to and in all of the Purchased Assets free and clear of all Encumbrances other than Permitted Encumbrances. For the purposes of this Agreement, “Purchased Assets” shall mean the properties, assets and rights of every nature, whether real, personal, tangible, intangible or otherwise and whether now existing or hereinafter acquired (other than the Excluded Assets), wherever located, relating to or used or held for use primarily in connection with the Business as the same may exist on the Closing Date, including all such items in the following categories:

(a)	all tangible personal property of the Seller to the extent related to the Business, including those items listed in Schedule 2.1(a) and, together with any express or implied warranty by the manufacturers, sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto;

(b)	all Owned Intellectual Property of the Business, and not including any of Seller’s Intellectual Property;

(c)	all rights of the Seller in, to and under all Contracts related to the Business, including those listed on Schedule 3.7(a) of the Disclosure Letter, but excluding all rights of the Seller in, to and under any capital leases and the Seller Benefit Plans (including the 401(k)) (collectively, the “Assumed Contracts”), including the right to assert claims and take other actions thereunder;

(d)	all relationships of the Seller with customers, suppliers and other business relationships of the Business;

(e)	all rights of the Seller under warranties, indemnities and all similar rights against third parties to the extent related to the Purchased Assets or the Business or any Assumed Liabilities;

(f)	to the extent (i) maintained by the Seller in the Ordinary Course of Business or (ii) reasonably capable of being generated by the Seller before Closing, all books and records of the Seller to the extent related to the Purchased Assets or Transferred Employees, including financial and accounting records, personnel records (provided such records can be transferred to the Buyer under applicable Law), equipment maintenance records, purchasing histories, price lists, service records (including complaints and inquiry files), research and development files, technical processes, service manual, correspondence, sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional materials and surveys, material and research and intellectual property files relating to the Owned Intellectual Property and the Other Intellectual Property and all books and records required to be maintained by a Governmental Authority or applicable Law, all whether maintained in paper or electronic form, but in any event excluding those subject to the attorney-client privilege, work product doctrine or other similar privilege or those that constitute Excluded Assets;

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(g)	all Permits related to the Business, including those listed on Schedule 3.8 of the Disclosure Letter and the Critical Permits;

(h)	all claims, credits, causes of action or rights in favor of the Seller under insurance policies to the extent relating to the Purchased Assets, including rights to insurance proceeds thereunder; and

(i)	any cause of action or claim that the Seller may have in their favor with respect to the Purchased Assets arising from or relating to any event or occurrence prior to the Closing.

2.2	Excluded Assets.

Notwithstanding any provision in this Agreement to the contrary, the Excluded Assets shall be retained by the Seller and shall be excluded from the assets transferred under the terms of this Agreement. “Excluded Assets” means all assets of the Seller and its Affiliates, other than the Purchased Assets, including:

(a)	Cash and Cash Equivalents;

(b)	all accounts receivable and rights from any Person to the extent relating to the Purchased Assets or the Business;

(c)	all bank and other depository accounts of the Seller;

(d)	all insurance policies relating to the Purchased Assets except to the extent constituting Purchased Assets pursuant to Section 2.1(h);

(e)	all interest in and to refunds of Taxes relating to the Pre-Closing Period;

(f)	all books, records, files and papers, whether in hard copy or computer format except to the extent constituting Purchased Assets pursuant to Section 2.1(f);

(g)	all Tax records relating to the Pre-Closing Period;

(h)	all Seller Benefit Plans (including the 401(k);

(i)	all rights of the Seller in, to and under all Contracts including all capital leases, other than the Assumed Contracts; and

(j)	all rights of the Seller arising under this Agreement or the transactions contemplated hereby.

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2.3	Assumption of Liabilities.

Subject to the terms and conditions of this Agreement, as of the Closing, the Seller shall assign and transfer to the Buyer, and the Buyer shall assume and duly and properly perform and discharge the following obligations of the Seller arising on or after the Closing (collectively the “Assumed Liabilities”):

(a)	all Liabilities of Seller or any of its Affiliates under, relating to or otherwise in any way in respect of the Assumed Contracts, but which shall not include any Liability for any breach thereof occurring prior to the Closing; and

(b)	Liabilities in respect of the Transferred Employees solely to the extent specifically assumed by the Buyer pursuant to Section 5.6.

2.4	Excluded Liabilities.

Notwithstanding any provision in this Agreement or any other writing to the contrary, and regardless of any disclosure to Buyer whether or not in the Disclosure Letter, Buyer shall not assume any Liabilities of the Business or the Seller other than the Assumed Liabilities expressly assumed under Section 2.3 (the Liabilities not assumed by Buyer hereunder, the “Excluded Liabilities”). For the avoidance of doubt, Excluded Liabilities shall include (a) any Liabilities of the Business or the Seller or any of its Affiliates relating to, arising from, or in respect of the conduct of the Business during the period prior to the Closing except to the extent expressly assumed pursuant to Section 2.3, including (i) any Liabilities of the Business or the Seller or any of its Affiliates under, relating to or otherwise in any way in respect of Contracts except to the extent constituting Assumed Liabilities pursuant to Section 2.3(a), (ii) any Liabilities of the Business or the Seller or any of its Affiliates in connection with any note, bond and other Indebtedness of the Business or the Seller to the extent arising from the conduct of the Business prior to the Closing, (iii) all Taxes attributable to the Seller or its Affiliates and all other Taxes arising from the conduct of the Business prior to the Closing, (iv) any Liabilities associated with any breach of, or noncompliance with, the Seller Benefit Plans occurring or arising prior to Closing and (v) all Liabilities of the Seller relating to or arising from the sales process, negotiation, execution and delivery of this Agreement, the performance of Seller’s obligations hereunder and the consummation of the transactions contemplated hereby, including any and all legal, accounting, consulting, investment banking, financial advisory, and other out-of-pocket fees and expenses; (b) any Intra-Company Liabilities; (c) any Liabilities (x) in respect of Transferred Employees arising on or prior to the Closing Date, and (y) arising on, prior to or following the Closing Date in respect of any other current, former or prospective employees, directors or individual independent contractors or the Seller and its Affiliates, in both cases including, Liabilities in respect of Labor Laws, Contracts, Seller Benefit Plans, Taxes, workers’ compensation, pay, benefits and otherwise, to the extent not specifically assumed by the Buyer pursuant to Section 5.6; (d) any Liabilities in connection with all accounts payable and obligations to make payments thereunder to any Person to the extent relating to the Purchased Assets or the Business; (e) any Loss arising from or in connection with any actions, suits, claims or proceedings pending, or threatened, against the Business or the Seller or any of its Affiliates relating to, arising from, or in respect of the conduct of the Business during the period prior to the Closing; (f) all Taxes of the Seller or its Affiliates unrelated to the Purchased Assets; and (g) any Taxes of any other Person imposed on the Seller or its Affiliates (1) by reason of being a member of an affiliated, consolidated, combined or unitary group, including pursuant to Section 1.1502-6 of the income tax regulations promulgated under the Code or any similar provision of state, local or foreign Law or (2) as a transferee or successor, by contract (including any contracts among the Seller and its Affiliates) or otherwise.

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2.5	Consent of Third Parties.

Notwithstanding anything to the contrary herein, this Agreement shall not constitute an agreement to assign or transfer any interest in any Permit or Contract or any claim or right arising thereunder if such assignment or transfer without the consent or approval of a third party would constitute a breach thereof or affect adversely the rights of the Buyer thereunder, and any such transfer or assignment shall be made subject to such consent or approval being obtained. In the event any such consent or approval is not obtained prior to Closing, Seller shall continue to use its reasonable best efforts to obtain any such consent or approval after Closing, and Seller will cooperate with Buyer in any lawful arrangement to provide that Buyer shall receive the interest of Seller in the benefits under any such Permit or Contract, including performance by Seller as agent, provided that Buyer shall undertake to pay or satisfy the corresponding Liabilities for the enjoyment of such benefit to the extent Buyer would have been responsible therefor if such consent or approval had been obtained prior to Closing. Seller shall pay and discharge, and shall indemnify and hold Buyer harmless from and against, any and all out-of-pocket costs of seeking any such consent or approval whether before or after Closing. Nothing in this Section 2.5 shall be deemed a waiver by Buyer of its right to receive prior to Closing an effective assignment of all of the Purchased Assets nor shall this Section 2.5 be deemed to constitute an agreement to exclude from the Purchased Assets any items described under Section 2.1.

2.6	Consideration.

(a)	In consideration for the Purchased Assets and other rights of the Seller hereunder and the assumption of the Assumed Liabilities, at the Closing the Buyer shall pay to (or to the direction of) the Seller an amount equal to the sum of (the “Closing Amount”): (A) $850,000, less (B) the sum of the Escrow Amount, less (C) the amount of $81,005.50, less (D) the amount of $100,000 on account of the Infinity Services Credit.

(b)	For purposes of this Agreement, the Closing Amount, plus the Escrow Amount, minus any adjustments made pursuant to Section 6.7, if any, shall be referred to as the “Final Purchase Price”.

2.7	Closing.

(a)	Subject to the terms and conditions of this Agreement, the Closing shall take place on the Closing Date by means of an electronic closing in which the closing documentation will be delivered by electronic mail exchange of signature pages in PDF or functionally equivalent electronic format, which delivery will be effective without any further physical exchange of the original copies of the originals. The Closing will be deemed effective as of 10:00 a.m. U.S. Pacific time on the date after all of the conditions to Closing set forth in Section 2.7(b) have been satisfied or waived (other than conditions which, by their nature, are to be satisfied at the Closing) (the “Closing Date”).

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(b)	At the Closing,

(i)	Seller shall deliver or cause to be delivered to the Buyer:

(A)	bills of sale or other applicable documents of transfer necessary to effect the sale of the Purchased Assets;

(B)	a copy of a certificate of good standing of the Seller;

(C)	a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors (or other similar governing body) of the Seller authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby;

(D)	evidence in form and substance reasonably satisfactory to the Buyer that all Required Approvals and all Required Consents have been received and no such Required Approval or Required Consent has been revoked;

(E)	the Escrow Agreement, duly executed by the Seller;

(F)	the Employment Agreement, duly executed by Atwood;

(G)	the Master Services Agreement, duly executed by the Seller;

(H)	the vehicle title, registration and associated insurance documents; and

(I)	such other customary documents, instruments or certificates as shall be reasonably requested by the Buyer and as shall be consistent with the terms of this Agreement.

(ii)	Buyer shall deliver or cause to be delivered:

(A)	by wire transfer of immediately available funds, a portion of the Closing Amount equal to the Escrow Amount deposited into the Escrow Account with the Escrow Agent to be held and administered in accordance with the terms of the escrow agreement (the “Escrow Agreement”) among the Escrow Agent, Buyer and Seller entered into and effective as of the Closing Date and in the form attached hereto as Exhibit A;

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(B)	by wire transfer to the Seller of immediately available funds, an amount in cash equal to the remaining cash balance of the Closing Amount in accordance with such wire transfer instructions as shall be provided by the Seller in writing at least two (2) Business Days prior to Closing;

(C)	documents reasonably satisfactory to Seller evidencing the assumption of the Assumed Liabilities, duly executed by the Buyer;

(D)	a copy of a certificate of good standing of the Buyer;

(E)	a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors (or other similar governing body) of the Buyer authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby;

(F)	the Escrow Agreement, duly executed by the Buyer;

(G)	the Employment Agreement, duly executed by the Buyer or its Affiliate;

(H)	the Master Services Agreement, duly executed by the Buyer, or its Affiliate; and

(I)	such other customary documents, instruments or certificates as shall be reasonably requested by the Seller and as shall be consistent with the terms of this Agreement.

2.8	Allocation of Purchase Price.

Schedule 2.8 sets forth the allocation of the Final Purchase Price among the Purchased Assets, the Assumed Liabilities and any other amounts required to be included in the determination of the Final Purchase Price for U.S. federal income Tax purposes, by the Seller and by the Buyer, prepared in accordance with Section 1060 of the Code and the requirements of IRS Form 8594. The Parties agree to report for all Tax purposes the allocation of the Final Purchase Price in a manner consistent with Schedule 2.8 and shall take no position inconsistent or contrary thereto.

2.9	Completion of Transfers.

The entire beneficial interest in and to, and the risk of loss with respect to, the Purchased Assets and the Assumed Liabilities shall pass to the Buyer as of the Closing, regardless of when legal title thereto is transferred to the Buyer. All operations of the Business and the Company prior to Closing shall be for the account of the Company, and all operations of the Business after the Closing shall be for the account of the Buyer.

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2.10	Withholding.

Notwithstanding anything herein to the contrary, the Buyer shall have the right to deduct and withhold from or in respect of any payment required to be made pursuant to this Agreement, such amounts as are required to be deducted or withheld with respect to the making of such payment under any applicable Tax Law. To the extent amounts are so deducted and withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

2.11	Infinity Services Credit.

After the Closing, the Seller may engage the Buyer and the Business to provide certain testing services pursuant to the Master Services Agreement. If the Buyer is so engaged by the Seller, then the Seller is entitled to pay for all or a portion of the performance of such testing services and the related expenses by drawing down on the amount of the Infinity Services Credit, provided that the Seller will pay the Buyer for any and all additional amounts by which the fees and expenses incurred by the Buyer in connection with the testing services performed exceeds the amount of the Infinity Services Credit, being $100,000. If the Seller reasonably requests testing services from the Buyer pursuant to and in accordance with the terms of the Master Services Agreement, then the Buyer is not entitled to deny such request and is required to provide such testing services to the Seller until such time as the Seller has utilized all of the Infinity Services Credit. The Seller acknowledges and agrees that in no circumstances shall the Buyer or the Business refund the Seller if the Seller does not utilize all or any portion of the Infinity Services Credit.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby makes the following representations and warranties to the Buyer, subject to such qualifications and exceptions as are disclosed in the Disclosure Schedules attached hereto as Exhibit D hereto (the “Disclosure Letter”). Capitalized terms used in the Disclosure Letter and not otherwise defined therein shall have the meanings ascribed to such terms in this Agreement.

3.1	Existence and Power.

(a)	The Seller is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware, and has the power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

(b)	The Seller has the corporate power and authority to own, operate, lease and use its assets, including the Purchased Assets and to transact the Business, and it holds all material authorizations, franchises, licenses and permits required therefor.

3.2	Authorization; Valid and Enforceable Agreement.

(a)	The execution, delivery and performance by the Seller of this Agreement and the consummation of the transactions contemplated hereby has been duly authorized by all necessary corporate or individual action on behalf of the Seller, as applicable.

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(b)	This Agreement has been duly executed and delivered by the Seller and (assuming the due authorization, execution and delivery by the Buyer) this Agreement constitutes, when so executed and delivered, the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms.

(c)	Except as set forth on Schedule 3.2(c) of the Disclosure Letter (the “Required Consents”) the execution, delivery and performance by the Seller of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not conflict with, contravene, result in a violation or breach of (with or without the giving of notice or the lapse of time or both), give rise to a right or claim of termination, modification or vesting, or result in the creation of any Encumbrance upon any of the Purchased Assets under (i) any Law applicable to the Seller, any of its Affiliates or the Business, (ii) the articles of organization, operating agreement or other organizational documents of the Seller or (iii) any Contract or other agreement or instrument to which the Seller or any of its Affiliates is a party or by which the Seller or any of its Affiliates or any of their respective properties or assets may be bound or affected.

(d)	Except as set forth on Schedule 3.2(d) of the Disclosure Letter (the “Required Approvals”), no permit, consent, waiver, approval or authorization of, or declaration to or filing or registration with, any Governmental Authority is required in connection with the execution, delivery or performance of this Agreement by the Seller or the consummation of the transactions contemplated hereby.

3.3	Financial Statements; Undisclosed Liabilities.

(a)	The Seller has delivered to the Buyer (i) unaudited consolidated financial statements of the Business as at and for the periods ended March 31, 2019 and March 31, 2020 (the last such date, the “Balance Sheet Date”), (collectively, the “Annual Financial Statements”) and (ii) unaudited monthly consolidated financial statements of the Business, as at and for the periods beginning April 1, 2019 and ending April 30, 2020 (together, the “Interim Period Financial Statements” and collectively with the Annual Financial Statements, the “Financial Statements”). The Annual Financial Statements are complete and correct in all material respects and have been derived from the books and records of the Business and prepared in accordance with the accounting rules, methodologies, practices and adjustments used by the Seller in past practice applied on a consistent basis throughout the periods indicated. The Interim Period Financial Statements have been prepared on a basis consistent with the Annual Financial Statements, except that the Interim Period Financial Statements do not contain notes and may be subject to normal annual adjustments. The Financial Statements present fairly in all material respects the financial results of the operations of the Seller and the Business at its respective dates.

(b)	The Seller has no Liabilities of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, arising out of or relating to the Business, except (i) as set forth in Schedule 3.3(b) of the Disclosure Letter, (ii) as and to the extent disclosed or reserved against in the Interim Period Financial Statements (excluding the notes thereto) and (iii) for Liabilities that (x) were incurred after the Balance Sheet Date in the Ordinary Course of Business and (y) individually and in the aggregate are not material to the Business.

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3.4	Absence of Certain Developments.

Since March 31, 2020, the Seller has conducted the Business in all material respects in the Ordinary Course of Business, and there has not been with respect to the Business:

(a)	any event, development or state of circumstances that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)	any incurrence of any Indebtedness by the Business

(c)	any creation or other incurrence by the Seller of any Encumbrance on any of the Purchased Assets other than Permitted Encumbrances;

(d)	any sale, transfer, lease or other disposition of any Purchased Asset or any acquisition of a material amount of the stock or assets of any other Person;

(e)	any damage, destruction, or loss affecting the Business or the Purchased Assets, whether or not covered by insurance, with a book value in excess of $25,000 in the aggregate;

(f)	any cancellation of any indebtedness for borrowed money or claim owed to the Seller, or waiver of any claims or rights of substantial value to the Seller which constitute Purchased Assets, except for such cancellations or waivers as are given in the Ordinary Course of Business or which individually or in combination with related claims or rights do not exceed $25,000;

(g)	any actual or threatened (whether or not in writing) termination of any Assumed Contract;

(h)	any change in any method of accounting or accounting principles or practice by the Seller;

(i)	with respect to the Purchased Assets, any revaluation upward for accounting purposes of any material Purchased Asset or reversal of any material reserve taken, other than upon realization of the underlying asset against which the reserve was taken;

(j)	any write down of any of the Purchased Assets except for such write-downs as individually or in combination with related write-downs do not exceed $25,000;

(k)	any (x) grant of any severance or termination pay to (or amendment to any existing arrangement with) any Employee, (y) increase in benefits payable under any existing severance or termination pay policies or employment agreements with respect to any Employee, (iii) entering into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any Employee, (iv) establishment, adoption or amendment (except as required by applicable Law) of any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other Seller Benefit Plan or arrangement covering any Employee or (v) increase in compensation, bonus or other benefits payable to any Employee;

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(l)	any capital expenditures, or commitments for capital expenditures, in an amount in excess of $25,000 in the aggregate;

(m)	any material Tax election made or changed, any annual Tax accounting period changed, any method of Tax accounting adopted or changed, any material amended Tax Returns or claims for material Tax refunds filed, any material closing agreement entered into, any material proposed Tax adjustments or assessments, any material Tax claim, audit or assessment settled, or any right to claim a material Tax refund, offset or other reduction in Tax liability surrendered;

(n)	any material payments, discount activity or any other consideration to customers or suppliers, other than in the Ordinary Course of Business;

(o)	any failure to pay or satisfy when due any material Liability of the Seller;

(p)	any failure to pay when due any account payable, note, bond and other evidence of indebtedness of or right to receive payment by any Person from the Seller relating to the Business;

(q)	any commencement or settlement of any litigation relating to the Business or the Purchased Assets other than in the Ordinary Course of Business; or

(r)	any agreement or commitment to do any of the foregoing, or any action or omission that would result in any of the foregoing.

3.5	Litigation.

Except as set forth on Schedule 3.5 of the Disclosure Letter, there are no (a) actions, suits, claims or proceedings pending, or, to the Seller’s Knowledge, threatened, against or affecting the Seller or any of its Affiliates by or before any Governmental Authority or any arbitrator in connection with the Business, the Purchased Assets or the Assumed Liabilities (other than workers’ compensation claims occurring in the Ordinary Course of Business); (b) investigations by any Governmental Authority that are pending or, to the Seller’s Knowledge, threatened against or affecting the Seller or the Seller’s Affiliates related to the Purchased Assets; or (c) settlement agreements or similar written agreements with any Governmental Authority or outstanding Orders issued by any Governmental Authority against or affecting the Seller or the Purchased Assets or Assumed Liabilities. None of the matters set forth on Schedule 3.5 of the Disclosure Letter, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect or prevent, materially delay or impair the ability of the Seller to timely consummate the transactions contemplated hereby, if resolved in a manner adverse to the Seller. Seller is not in default in respect of any Order issued by a Governmental Authority against or affecting the Seller or the Seller’s Affiliates.

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3.6	Real Property; Assets.

(a)	Schedule 3.6(a) of the Disclosure Letter lists the address of each of the Facilities. The Facilities are leased to the Seller pursuant to leases (whether oral or written, the “Existing Leases”) which are valid and enforceable in accordance with their terms. The Seller holds a valid and existing leasehold interest to each of the Facilities under the Existing Leases. There are no other parties occupying, or with a right to occupy, the Facilities. The Seller has delivered or made available to Buyer copies of each of the written Existing Leases and any amendments thereto, and none of the Existing Leases (whether oral or written) has been modified in any material respect, except to the extent that such modifications have been disclosed to Buyer. No event has occurred or condition exists that constitutes or after notice or lapse of time or both would constitute, a material default under any of the Existing Leases by the Seller, or to the Seller’s Knowledge, any counterparty thereto.

(b)	Except for the Facilities, neither the Seller nor any other Person, owns any real property used or held for use by the Seller or its Affiliates in connection with the Business.

(c)	The use and operation of the Facilities in the conduct of the Business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit, agreement or Order of any Governmental Authority. No material improvements constituting a part of the Facilities encroach on real property not owned or leased by the Seller to the extent that removal of such encroachment would materially impair the manner and extent of the current use, occupancy and operation of such improvements.

(d)	The Seller has good and valid title to, or otherwise has the right to use pursuant to a valid and enforceable Contract, all of the Purchased Assets, in each case free and clear of any Encumbrance other than Permitted Encumbrances.

(e)	The Purchased Assets constitute all of the properties and assets required for the conduct of the Business during the past twelve (12) months and as currently conducted.

(f)	All inventories that constitute part of the Purchased Assets consist of a quality and quantity usable and saleable in the Ordinary Course of Business, except for obsolete, spoiled, stale-dated, opened or damaged inventories and items of below-standard quality. The quantities of each item of inventories are not excessive or inadequate and were reasonable in relation to the requirements of the Business. The Seller, as it relates to the Business, is not in possession of any inventories not owned by the Seller, including goods already sold. No items included in the inventories have been pledged as collateral or are held by the Business on consignment from others.

(g)	The Facilities (including all plants, buildings and structures with respect thereto) and material equipment included in the Purchased Assets are in good repair and operating condition, subject only to ordinary wear and tear and casualty loss, and are adequate and suitable for the purposes for which they are presently being used or held for use. To the Knowledge of the Seller, there are no facts or conditions affecting any material Purchased Assets which would reasonably be expected, individually or in the aggregate, to interfere with the current use, occupancy or operation of such Purchased Assets.

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(h)	The Seller has conducted the Business only through the Seller and not through any other divisions or any direct or indirect subsidiary or Affiliate of the Seller and no part of the Business is operated by the Seller through any entity other than the Seller.

3.7	Contracts.

(a)	Schedule 3.7(a) of the Disclosure Letter sets forth all of the following Contracts to which the Seller or the Business is party only if such Contracts involve the Business or by which any of its assets or properties are bound, but only to the extent such Contract is an Assumed Contract:

(i)	any single Contract providing for an expenditure by the Seller in an amount in excess of $10,000 or Contracts with the same or affiliated vendor(s) providing for an expenditure by the Seller in an amount in excess of $25,000, in the aggregate, for the same, or a related product or service;

(ii)	any Contract with any customer of the Business which has not yet been completed by the Seller (each, a “Customer Contract”);

(iii)	any Contract relating to Indebtedness or which creates any Encumbrance on any Purchased Asset to secure Indebtedness;

(iv)	any Contract or series of related Contracts, including any option agreement, relating to the acquisition or disposition of any business or material real property (whether by merger, sale of stock, sale of assets or otherwise);

(v)	any Contract that (x) limits the freedom of the Seller or its Affiliates or the Business to compete in any line of business or with any Person or in any area or which would so limit the freedom of the Buyer or its Affiliates or the Business or the Purchased Assets after Closing or (y) contains exclusivity obligations or restrictions binding on the Seller or its Affiliates or the Business or that would be binding the Buyer or its Affiliates or the Business or the Purchased Assets after Closing;

(vi)	any Contract (including any “take-or-pay” or keepwell Contract) under which (x) any Person has directly or indirectly guaranteed any Liabilities of the Seller or (y) the Seller has directly or indirectly guaranteed Liabilities of any other Person (in each case other than endorsements for the purpose of collection in the Ordinary Course of Business); and

(vii)	any other Contract that is (x) not made in the Ordinary Course of Business or (y) material to the Business or the Purchased Assets or the Assumed Liabilities, taken as a whole.

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(b)	Each of the Contracts described in Section 3.7(a) and each other Contract described in Sections 3.6 (Real Property; Assets), 3.10 (Intellectual Property Rights), 3.12 (Employees, Labor Matters, etc.), 3.13 (Employee Benefit Plans and Related Matters; ERISA), 3.15 (Insurance), 3.16 (Customers and Suppliers) and 3.17 (Affiliate Transactions; Guaranties, etc.) (collectively, the “Material Contracts”) is a valid, binding and enforceable obligation of the Seller, and is in full force and effect. Except as set forth on Schedule 3.7(b) of the Disclosure Letter, neither the Seller, nor to the Knowledge of the Seller, any other party thereto, is in default or breach in any material respect under the terms of, or has provided any notice of any intention to terminate or modify in any material respect, any Material Contract, and, to the Knowledge of the Seller, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any event of default thereunder or would result in a termination or material modification thereof. Complete copies of (i) each Material Contract (including all modifications and amendments thereto and waivers thereunder) and (ii) all form Contracts used in and material to the Business have been made available to the Buyer.

(c)	The execution, delivery and performance by the Seller of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not conflict with, contravene, result in a violation or breach of (with or without the giving of notice or the lapse of time or both), give rise to a right or claim of termination, modification or vesting, or result in the creation of any Encumbrance upon any of the Purchased Assets under any Contract or other agreement or instrument to which the Seller or any Affiliate thereof is a party or by which the Seller or any Affiliate or any of their respective properties or assets may be bound or affected.

3.8	Licenses and Permits.

Schedule 3.8 of the Disclosure Letter correctly describes each license, franchise, permit, certificate, ISO accreditation, approval or other similar authorization affecting, or relating in any way to, the Purchased Assets or the Business (the “Permits”) together with the name of the entity issuing such Permit, except for such Permits the failure of which to hold would not be, individually or in the aggregate, materially adverse to the Business, taken as a whole, or materially impair the ability of the Seller to consummate the transactions contemplated hereby or the ability of the Buyer to conduct the Business following the Closing. Each of the Permits is valid and in full force and effect, the Seller is not in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, such Permits and none of such Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby.

3.9	Compliance with Laws; Certain Business Practices.

(a)	Except as set forth on Schedule 3.9(a) of the Disclosure Letter, with respect to the Business, the Seller is and has been in compliance in all material respects with, and to the Knowledge of the Seller is not under investigation with respect to and has not been threatened to be charged with or given notice of, any material violation of any Law applicable to the Business or the Purchased Assets.

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(b)	Neither the Seller, nor any officer, employee or agent of the Seller, or any other Person acting on its behalf, has, directly or indirectly, within the past five (5) years given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the Business (or assist the Seller in connection with any actual or proposed transaction relating to the Business) (i) which subjected or might have subjected the Seller to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) which if not given, might have had a Material Adverse Effect, (iii) which if not continued in the future, might have a Material Adverse Effect or subject the Seller to suit or penalty in any private or governmental litigation or proceeding, (iv) for any of the purposes described in Section 162(c) of the Code or (v) for the purposes of establishing or maintaining any concealed fund or concealed bank account.

3.10	Intellectual Property Rights.

(a)	Schedule 3.10(a) of the Disclosure Letter lists all of the Owned Intellectual Property owned by Seller only as it relates to the Business (x) that is the subject of an application for registration or a registration with a Governmental Authority and (y) that are material unregistered trademarks used in connection with the Business. The Seller is the exclusive owner of the Owned Intellectual Property, free and clear of any Encumbrances other than Permitted Encumbrances. Such Owned Intellectual Property together with the Intellectual Property Rights used by the Seller pursuant to the agreements set forth in Schedule 3.10(a) of the Disclosure Letter (the “Other Intellectual Property”) constitutes all of the material Intellectual Property Rights used or held for use by the Seller in conducting the Business. Immediately after the Closing, the Buyer will own all of the Owned Intellectual Property and will have a right to use all of the Other Intellectual Property, free from any Encumbrances (other than Permitted Encumbrances) and on the same terms and conditions as in effect prior to the Closing.

(b)	Schedule 3.10(b) of the Disclosure Letter sets forth all Contracts to which the Seller is a party or is otherwise bound that relate to Intellectual Property Rights used or held for use in the Business, including: (i) licenses of Intellectual Property Rights to the Seller by any other Person; (ii) licenses of Intellectual Property Rights to any other Person by the Seller; (iii) Contracts otherwise granting or restricting the right to use any Intellectual Property Rights; and (iv) Contracts transferring, assigning, indemnifying with respect to or otherwise relating to Intellectual Property Rights, in each case to the extent material to the Business.

(c)	The conduct of the Business and the use of the Owned Intellectual Property by the Business does not infringe, misappropriate, violate or otherwise conflict with or harm the rights of any Person in respect of any Intellectual Property Rights of such Person, and there have been no actions or proceedings that have been instituted or are pending or threatened alleging any such infringement, misappropriation, violation, conflict or harm. Except as set out in Schedule 3.5 (Litigation) of the Disclosure Letter, no actions or proceedings have been instituted or are pending or threatened alleging any such infringement, misappropriation, violation, conflict or harm of the Owned Intellectual Property. To the Knowledge of the Seller, none of the Owned Intellectual Property of the Business is being infringed, misappropriated, violated or otherwise used or being made available for use by any Person without a license or permission from the Seller. The Seller, nor, to the Knowledge of the Seller, any of the other relevant parties thereto, is in material breach of or default under any Contract set out in Schedule 3.10(b) of the Disclosure Letter.

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(d)	Except as set forth in Schedule 3.10(d) of the Disclosure Letter, for all of the Owned Intellectual Property set forth in Schedule 3.10(a) of the Disclosure Letter, the Seller has taken all actions reasonably necessary to make or maintain in full force and effect all necessary filings, registrations and issuances in respect thereof necessary to maintain the Seller’s ownership rights in such Owned Intellectual Property, and to the Knowledge of the Seller, any such filings, registrations and issuances are valid and enforceable. The Seller has taken all actions reasonably necessary to maintain the secrecy of all confidential Owned Intellectual Property, including Know-How and proprietary software, used in the Business (other than making disclosures of the aforementioned to an Employee or a Person who has entered into a valid and enforceable agreement regarding their receipt of confidential Owned Intellectual Property). To the Knowledge of the Seller, the Seller is not using or enforcing any of the Seller’s rights in material Owned Intellectual Property in a manner that would reasonably be expected to result in the cancellation, invalidity or unenforceability of such Owned Intellectual Property.

(e)	The Purchased Assets that are information and communication technologies (including hardware, software and internal networks) (together, the “IT Systems”) are sufficient for the conduct of the Business and do not contain any clock, timer, counter, computer virus, worm, software lock, drop dead device, Trojan horse routine, trap door, time bomb, or any other codes, designs, routines or instructions that may be used to access, modify, replicate, distort, delete, damage or disable any hardware, software or other computer systems or networks, including the IT Systems. To the Knowledge of the Seller, the IT Systems have not failed to any material extent and the data which they process has not been corrupted, breached or lost.

3.11	Environmental.

(a)	(i) The Seller, with respect to its ownership or operation of the Purchased Assets, is and, since January 1, 2016, has been in compliance in all material respects with all Environmental Laws applicable to it in the conduct of the Business and possesses all Environmental Permits required for the Purchased Assets and the operation of the Business as presently conducted, and (ii) all past violations of Environmental Laws by the Seller with respect to its ownership or operation of any of the Purchased Assets, if any, have been resolved without any ongoing obligations, except, in each of clauses (i) and (ii), as, individually or in the aggregate, would not reasonably be expected to result in material Environmental Liabilities.

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(b)	There are no material Environmental Claims pending and, to the Seller’s Knowledge, no material Environmental Claims have been threatened, against the Seller with respect to its ownership or operation of the Business or the Purchased Assets.

(c)	During the Seller’s ownership or operation of the Business, there has been no Release of Hazardous Materials in violation of Environmental Law or requiring Remedial Action under Environmental Law at the Facilities.

(d)	The Seller has provided to the Buyer all environmental site assessments, audits, investigations and studies in the possession, custody or control of the Seller relating to the Facilities, Purchased Assets or the Business.

3.12	Employees, Labor Matters, etc..

(a)	Schedule 3.12(a) of the Disclosure Letter sets forth a complete and accurate list of the Employees and individual independent contractors of the Business, their name, title or position (including whether full-time or part-time), date of hire, current annual base salary or hourly wages, commission, bonus entitlement or other incentive-based compensation and whether they are subject to an employment agreement or offer letter.

(b)	The Business is not and has not ever been a party to or bound by any collective bargaining agreement, no union organizing activity involving the Employees is pending or threatened, and there are no labor unions or other organizations or groups representing, purporting to represent or attempting to represent any individuals who are Employee. Since January 1, 2016, there has not occurred or, to the Knowledge of the Seller, been threatened, any strike, slowdown, picketing, work stoppage, lockout, concerted refusal to work overtime or other job action with respect to or relating to the Business. There are no employment or labor disputes currently subject to any grievance procedure, arbitration or litigation or, to the Knowledge of the Seller, threatened with respect to or relating to the Business nor does the Seller have Knowledge of grounds for any such actions.

(c)	The Seller is, and has been since January 1, 2016, in compliance in all material respects with all applicable Laws relating to employment and labor, including, all such Laws relating to classification, wages, hours, overtime compensation, the Fair Labor Standards Act, the federal Worker Adjustment and Retraining Notification Act and any similar state or local “mass layoff’ or “plant closing” law (collectively, the “WARN Act”), civil rights, discrimination, harassment, retaliation, immigration, health and safety, workers’ compensation, leaves of absence, disability rights or benefits, equal opportunity, labor relations, the collection and payment of withholding and employment Taxes, and unemployment insurance (collectively, “Labor Laws”). Except as set forth on Schedule 3.12(c) of the Disclosure Letter, there has been no “mass layoff” or “plant closing” under the WARN Act with respect to the Business within the six-month period immediately preceding the Closing.

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(d)	Since January 1, 2016, the Business has not received notice of: (i) any unfair labor practice charge or complaint against the Business pending before the National Labor Relations Board or any other Governmental Authority; (ii) any charge or complaint against the Business pending before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices; or (iii) any complaint or lawsuit against the Business alleging employment discrimination or violations of occupational safety and health requirements pending before a court of competent jurisdiction.

(e)	No individual who has performed services for the Business has been improperly excluded from participation in any Seller Benefit Plan since January 1, 2016 and Seller has no Liability with respect to the misclassification since January 1, 2016 of any person as an independent contractor rather than as an employee, or as exempt rather than as non-exempt.

(f)	All compensation, including wages, commissions and bonuses payable to Employees or independent contracts of the Business for services performed on or prior to the date hereof have been paid in full or properly accrued by the Seller.

3.13	Employee Benefit Plans and Related Matters; ERISA.

(a)	Schedule 3.13(a) of the Disclosure Letter lists all Seller Benefit Plans applicable to the Business. With respect to each such Seller Benefit Plan, the Seller has provided or made available to the Buyer, to the extent applicable, current, accurate and complete copies of (i) all plan documents and all amendments thereto, (ii) a summary of the material terms of each Seller Benefit Plan that has not been reduced to writing, (iii) the summary plan description for each Seller Benefit Plan and any material modifications, (iv) the most recent Form 5500 and all schedules thereto, as applicable, (v) in the case of any Seller Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the IRS, (vi) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance contracts, administration agreements, and investment management or investment advisory agreements, and any amendments thereto, (vii) all material correspondence to or from any Governmental Authority in the last three years relating to any Seller Benefit Plan, (viii) all non-discrimination testing results for the most recent plan year, and (ix) the most recent actuarial valuation and financial report related to any Seller Benefit Plan.

(b)	Each Seller Benefit Plan has been established, maintained and administered in all material respects in accordance with the terms of such plan and the provisions of any and all Laws, including, ERISA and the Code. No Seller Benefit Plan could reasonably be expected to be subject to an excise Tax as a result of Section 409A of the Code.

(c)	All contributions and premiums required to have been paid (whether by the Seller or any of its ERISA Affiliates or by any participant, as a reduction to salary or otherwise) to any Seller Benefit Plan under the terms of any such plan or its related trust, insurance contract or other funding arrangement, or pursuant to any applicable Law (including ERISA and the Code), have been paid by the due date thereof (including any valid extension) or have been corrected without continuing Liability, and all contributions for any periods ending on or before the Closing Date that are not yet due will have been paid or accrued on or prior to the Closing Date.

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(d)	Each Seller Benefit Plan intended to be qualified under Section 401(a) of the Code is so qualified, and the trust (if any) forming a part thereof intended to be exempt from federal income taxation under Section 501 of the Code is so exempt, and nothing has occurred with respect to the operation of such Seller Benefit Plan that has caused or would reasonably be expected to cause the loss of such qualification or exemption.

(e)	No Seller Benefit Plan is, and neither the Seller nor any of its ERISA Affiliates has in the past six years contributed or been obligated to contribute to, or otherwise had any Liability with respect to, any “employee pension benefit plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, Section 412 of the Code or Section 312 of ERISA, including a “multiemployer plan” (as defined in Section 3(37) of ERISA). No Seller Benefit Plan is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA) or a “multiple employer plan” (as defined in Section 4063 or 4064 of ERISA).

(f)	No Seller Benefit Plan provides for, and the Seller has no Liability in respect of, post-retirement medical or life insurance or other welfare benefits for retired, former or current employees of the Seller except as required to avoid excise Tax under Section 4980B of the Code and at the sole expense of the employee.

(g)	There are no actions, proceedings, audits, inquiries, claims (other than routine benefit claims) or suits pending or, to the Seller’s Knowledge, threatened in writing by, on behalf of or against any of the Seller Benefit Plans or any trusts related thereto, nor does Seller have Knowledge of facts that could form the basis for any of the foregoing. None of the Seller Benefit Plans is under audit or examination (nor has notice been received of a potential audit or examination) by the IRS, the Department of Labor or any other Governmental Authority.

(h)	Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, either alone or in combination with any other event, (i) result in any payment becoming due to any current or former employee, director or individual independent contractor, or satisfy any prerequisite (whether exclusive or non-exclusive) to any payment or benefit to any such Person, (ii) increase any benefits under any Seller Benefit Plan, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefits or (iv) create any limitation or restriction on the right of the Seller or any of its ERISA Affiliates to merge, amend or terminate any Seller Benefit Plan.

(i)	Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, either alone or in combination with any other event, give rise to any payments or benefits that would be nondeductible by the payor under Section 280G of the Code or subject to additional Tax to the recipient under Section 4999 of the Code.

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3.14	Taxes.

(a)	The Seller has, in respect of the Purchased Assets, timely filed all Tax Returns which are required to be filed. All such Tax Returns are complete and accurate and disclose all Taxes required to be paid in respect of the Purchased Assets in all material respects. The Seller has, in respect of the Purchased Assets, paid all Taxes which are owed (whether or not shown or required to be shown on any such Tax Return). In respect of the Purchased Assets, no claim has ever been made by an authority in a jurisdiction where the Seller does not file Tax Returns that the Seller is, or may be, subject to taxation by that jurisdiction.

(b)	With respect to the Purchased Assets, the Seller has complied in all material respects with all laws relating to withholding and collection of Taxes, including all applicable information reporting requirements.

(c)	The Seller has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee or independent contractor, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(d)	There are no Encumbrances for Taxes upon any of the Purchased Assets (other than Permitted Encumbrances).

(e)	No audit or administrative or judicial Tax proceeding is pending, or to the Knowledge of the Seller, is being threatened with respect to the Purchased Assets. There is no material dispute or claim concerning any Tax liability with respect to the Purchased Assets.

(f)	The Business has not waived any statute of limitations in respect of Taxes relating to the Purchased Assets or agreed to any extension of time with respect to a Tax assessment or deficiency relating to the Purchased Assets.

(g)	The Business has not been a party to any “listed transaction” with respect to the Purchased Assets as defined in Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2).

(h)	The Seller is not a party to any Tax allocation or sharing agreement.

(i)	With respect to the Purchased Assets, none of the Seller or officer (or employee responsible for Tax matters) of the Seller expects any authority to assess any additional taxes for any period for which Tax Returns have been filed.

3.15	Insurance.

Schedule 3.15 of the Disclosure Letter lists, and the Seller has furnished to the Buyer complete copies of, all insurance policies (including fidelity bonds and other similar instruments) relating to the Purchased Assets, the Business or the Transferred Employees. With respect to the Business, there is no claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or in respect of which such underwriters have reserved its rights. All premiums payable under such policies have been timely paid, and the Seller has otherwise complied fully with the terms and conditions of such policies. Such policies (or other policies providing substantially similar insurance coverage) have been in effect continuously since January 1, 2015 and remain in full force and effect. Such policies are of the type and in amounts customarily carried by Persons conducting businesses similar to the Business. To the Knowledge of the Seller, there has been no threatened termination of, premium increase with respect to, or alteration of coverage under, any of such policies.

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3.16	Customers and Suppliers.

(a)	Schedule 3.16(a) of the Disclosure Letter lists all of (a) the names and addresses of each customer that ordered products or services related to the Business from the Seller with an aggregate purchase price of $50,000 or more during the twelve (12) month period ended April 30, 2020 (each, a “Significant Customer”) and (b) the amount of revenue generated by each such Significant Customer during such period. Except as set forth on Schedule 3.16(a), to the Knowledge of the Seller, no Significant Customer (i) has ceased, or will cease, to use the products or services related to the Business of the Seller, (ii) has materially reduced or will materially reduce, the use of products or services related to the Business of the Seller, (iii) has sought to reduce the price it will pay for products or services related to the Business of the Seller, including in each case as a result of this Agreement or the transactions contemplated hereby and thereby.

(b)	Schedule 3.16(b) of the Disclosure Letter lists all of (a) the names and addresses of the five (5) largest suppliers or subcontractors (including any Affiliates) of the Business based on the aggregate purchase price paid to such suppliers (on an individual or aggregate basis) during the twelve (12) month period ended April 30, 2020 (each, a “Significant Supplier”) and (b) the amount of purchases by the Seller from each such Significant Supplier during such periods. To the Knowledge of the Seller, (i) there has been no material adverse change in the price of such raw materials, supplies or other products or services or (ii) each Significant Supplier will continue to sell raw materials, supplies and other products and services to the Business on and at all times after the Closing Date on terms and conditions similar to those used in its current sales to the Seller, subject to general and customary price increases, including in each case as a result of this Agreement or the transactions contemplated hereby and thereby.

3.17	Affiliate Transactions; Guaranties, etc..

(a)	Schedule 3.17(a) of the Disclosure Letter lists all Contracts and other commitments or transactions to or by which the Seller, on the one hand, and any of its Affiliates, on the other hand, are or have been a party or otherwise bound or affected that relate to the Purchased Assets, the Assumed Liabilities or the Business (each, an “Affiliate Transaction”). Each such Affiliate Transaction was on terms and conditions as favorable to the Seller as would have been obtainable by it at the time in a comparable arm’s-length transaction with a Person other than Seller or any of its Affiliates. Other than as set forth on Schedule 3.17(a), neither the Seller, nor any family member, relative or Affiliate of the Seller, (i) owns, directly or indirectly, any interest in (x) any asset or other property used in or held for use in the Business or (y) any Person that is a supplier, customer or competitor of the Business, (ii) serves as an officer, director or employee of any Person that is a supplier, customer or competitor of the Business or (iii) is a debtor or creditor of the Business. For purposes of clarity, the Business is a business unit of the Seller. The Business does testing for the Seller. Such business and any financial transaction associated with internal testing is consolidated in the consolidated financial statements of the Seller. Schedule 3.17(a) of the Disclosure Letter lists any employees of the Business who are officers of the Seller.

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(b)	None of the Liabilities of the Business or of the Seller incurred in connection with the Business is guaranteed by or subject to a similar contingent obligation of any other Person. The Seller has not guaranteed or become subject to a similar contingent obligation in respect of the Liabilities of any other Person. There are no outstanding letters of credit, surety bonds or similar instruments of the Seller or any of its Affiliates in connection with the Business or the Purchased Assets.

3.18	Brokers, Finders.

No finder, broker, agent, or other intermediary acting on behalf of the Seller is entitled to any commission, fee, or other compensation in connection with the negotiation or consummation of this Agreement or the transactions contemplated hereby.

3.19	Disclosure.

This Agreement (including the information contained in the Disclosure Letter) and each agreement, certificate or other instrument furnished in connection with the closing of the transactions contemplated by this Agreement by or on behalf of the Seller to the Buyer or their representatives in connection herewith or pursuant hereto, do not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein in light of the circumstances under which they were made, not misleading. The Seller does not know of any fact that has not been disclosed to the Buyer (other than matters of a general economic nature that do not affect the Business uniquely) that would reasonably be expected to be materially adverse to the Business or the Purchased Assets taken as a whole.

3.20	Assets Purchased.

Except as set forth in this Agreement, the Seller makes no representations or warranties with respect to the Purchased Assets or the Business.

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ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby makes the following representations and warranties to the Seller:

4.1	Existence and Power.

The Buyer is duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Buyer has corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

4.2	Authorization; Valid and Enforceable Agreement.

(a)	The execution, delivery and performance by the Buyer of this Agreement and the consummation of the transactions contemplated hereby has been duly authorized by all necessary corporate action on behalf of the Buyer.

(b)	This Agreement has been duly executed and delivered by the Buyer and (assuming the due authorization, execution and delivery by the Seller) this Agreement constitutes, when so executed and delivered, the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms.

(c)	The execution, delivery and performance by the Buyer of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not conflict with, contravene, result in a violation or breach of (with or without the giving of notice or the lapse of time or both), or give rise to a right or claim of termination, modification or vesting, under (i) any Law applicable to Buyer or (ii) the certificate of incorporation or by-laws or other organizational documents of the Buyer.

4.3	Litigation.

There are no actions, suits, proceedings, Orders or investigations pending or, to the Buyer’s knowledge, threatened against the Buyer or its Affiliates, at law or in equity, or injunctions, decrees or unsatisfied judgments outstanding against or related to the Buyer, in each case, which, individually or in the aggregate, would reasonably be expected to prevent, materially delay or impair the ability of the Buyer to timely consummate the transactions contemplated hereby, if resolved in a manner adverse to the Buyer.

4.4	Brokers, Finders.

No finder, broker, agent, or other intermediary acting on behalf of the Buyer is entitled to a commission, fee, or other compensation in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated hereby.

4.5	Disclosures.

Buyer has had unrestricted access to the information posted by Seller in the due diligence data room. At no time was Buyer presented with or solicited by or through any leaflet, public promotional meeting, television advertisement or any other form of general or public advertising or solicitation. Buyer acknowledges that the Seller and the Business make no representations or warranties with respect to any estimates, projections, forecasts or other forward-looking statements contained in documents, books, records and other information provided to Buyer, or the reasonableness of the assumptions underlying such.

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ARTICLE 5

COVENANTS

5.1	Books and Records.

(a)	From and after the Closing, the Buyer shall provide the Seller, its Affiliates and their respective representatives with reasonable access (on-site or otherwise, at the Buyer’s discretion), during normal business hours, to records and the Transferred Employees arising from, relating to or in connection with any action, event, condition or occurrence during the period prior to the Closing for any reasonable purpose, including: (a) the preparation, submission, amendment or prosecution of Tax Returns and other filings with, or applications or submissions to, any Governmental Authority; (b) the prosecution or defense of any action, cause of action, claim, Order, investigation or other proceeding by or against any Person before any Governmental Authority (including the promulgation of, and response to, information and discovery requests), subject to Section 5.2 hereof; (c) as may be required under applicable Law; and (d) the compliance with, and the enforcement of, the Parties’ respective rights and obligations under this Agreement; subject, in each case, to such procedures as the Buyer shall determine, acting reasonably. The Buyer shall not, for a period of three (3) years following the Closing or such longer period as retention thereof is required by applicable Law, destroy, alter or otherwise dispose of (or allow the destruction, alteration or disposal of) any of the records contemplated to be transferred under this Agreement without first notifying the Seller pursuant to the terms and conditions of this Agreement and offering to surrender such records to the Seller or its Affiliates.

(b)	The Seller shall, and shall cause its Affiliates to, retain all books and records relating to the Excluded Assets and Excluded Liabilities in accordance with the Seller’s record retention policies as in effect on the date hereof. The Seller shall not, for a period of three (3) years following the Closing or such longer period as retention thereof is required by applicable Law, destroy, alter or otherwise dispose of (or allow the destruction, alteration or disposal of) any of the records contemplated to be retained under this Agreement without first notifying the Buyer pursuant to the terms and conditions of this Agreement and offering to surrender such records to the Buyer or its Affiliates.

5.2	Confidentiality; Announcements.

(a)	The Seller acknowledges and agrees that the obligations of confidentiality and non-disclosure of the Transferred Employees to the Seller, if any, and solely to the extent relating to disclosure to the Buyer or its Affiliates, shall terminate and be of no further force and effect from and after the Closing and the Seller hereby irrevocably waives compliance with such obligations.

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(b)	From and after the Closing, (i) the Seller shall, and shall cause its Affiliates and representatives to, hold in confidence any and all confidential information, data, documents and other information arising from or relating to the Purchased Assets, the Business and the Assumed Liabilities and (ii) the Parties shall, and shall cause their respective Affiliates and representatives to, hold in confidence all the terms and conditions of this Agreement and transactions contemplated hereunder. For the avoidance of doubt, the Parties acknowledge and agree that the (x) Buyer and its Affiliates may disclose general information about the subject matter of this Agreement and the Business, in connection with the Buyer’s and its Affiliates’ fundraising, marketing, informational or reporting activities; and (y) the Seller may disclose such information, including this Agreement, to its public accountants and to the extent as may be required by applicable Law as interpreted by the Seller’s management, lawyers and public accountants.

(c)	None of the Seller, the Buyer nor any of their respective Affiliates shall issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without prior consultation with the Buyer and the Seller, except as may be required by applicable Law. Notwithstanding the foregoing, (i) the Seller shall use reasonable efforts to redact any information regarding the valuation multiple or any information regarding the Buyer, its Affiliates, or the investors, partners or shareholders thereof, other than the name of the Buyer; and (ii) if desired by the Parties, the Buyer and the Seller shall cooperate to issue a joint press release on the Closing Date, which press release shall be mutually acceptable to the Buyer and the Seller.

5.3	Tax Matters.

All transfer, documentary, sales, use, stamp, registration and other such Taxes and all conveyance fees, recording charges and other fees and charges (including any penalties and interest), if any, incurred in connection with the transactions contemplated hereby shall be borne 50% by the Buyer and 50% by the Seller. The Seller and the Buyer shall cooperate in timely making (and provide each other upon request) all filings, returns, reports, and forms as may be required to comply with the provisions of such Tax Laws. The Buyer shall be entitled to provide the Seller with any tax exemption certificate that may result in a reduction of the Taxes described in this Section 5.3.

5.4	Further Assurances; Cooperation.

On or after the Closing Date, the Parties shall, on request, cooperate with one another by furnishing any additional information, executing and delivering any additional documents and instruments, including contract assignments, and doing any and all such other things as may be reasonably required by the Parties or their representatives to consummate or otherwise implement the transactions contemplated hereby. In connection with the Assumed Liabilities and Excluded Liabilities, each of the Parties hereto shall, and shall cause their Affiliates and representatives to, aid, cooperate with and assist each other Party in their defense of such Assumed Liabilities or Excluded Liabilities, by, among other things, providing such other Party with access to pertinent books and records in accordance with Section 5.1.

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5.5	Non-Competition; Non-Solicitation.

(a)	For a period of five (5) years commencing on the Closing Date (the “Restricted Period”), the Seller shall not (either directly, or indirectly by causing, inducing or encouraging any of its Affiliates to) (i) engage in or assist others in engaging in a Competing Business in the United States of America (the “Restricted Territory”); (ii) have an interest in any Person that engages directly or indirectly in a Competing Business in the Restricted Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) cause, induce or encourage any material actual or prospective client, customer, supplier or licensor of the Business (including any existing or former client or customer of the Seller and any Person that becomes a client or customer of the Business after the Closing), or any other Person who has a material business relationship with the Business, to terminate or modify any such actual or prospective relationship. Notwithstanding the foregoing, the Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if the Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own five percent (5%) or more of any class of securities of such Person.

(b)	During the Restricted Period, the Seller shall not (either directly, or indirectly by causing, inducing or encouraging any of their respective Affiliates to) hire or solicit any person who is offered employment by Buyer pursuant to Section 5.5(d) or is or was employed in the Business during the Restricted Period, or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 5.5(b) shall prevent the Seller or any of its Affiliates from hiring (i) any employee whose employment has been terminated by the Buyer or (ii) after one (1) year from the date of termination of employment, any employee whose employment has been terminated by the employee.

(c)	The Seller acknowledges that a breach or threatened breach of this Section 5.5 would give rise to irreparable harm to the Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by the Seller of any such obligations, the Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to seek equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(d)	The Seller acknowledges that the restrictions contained in this Section 5.5 are reasonable and necessary to protect the legitimate interests of the Buyer and constitute a material inducement to the Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.5 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 5.5 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

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(e)	During the Restricted Period, the Seller will not on the Seller’s own behalf, or on behalf of or in connection with any other Person, directly or indirectly, in any capacity, interfere or attempt to interfere with the Business or persuade or attempt to persuade any actual or prospective client, customer, supplier, licensor, employee, tenant, landlord or supplier of the Business to discontinue or alter such Person’s relationship with the Business.

(f)	From and after the date hereof, the Seller undertakes not to make any disparaging, critical or defamatory statements, written or oral, or cause or encourage others to make any such statements, concerning the Business, the Buyer, or any of its Affiliates, officers, directors, partners, limited partners, employees or agents (the “Protected Parties”). Without limiting the generality of the foregoing, the Seller undertakes, and will cause its Affiliates to undertake, not to take any action which could reasonably be expected to (i) adversely affect the reputation or public image of the Protected Parties; or (ii) in any way impede or interfere with the business relationships of the Protected Parties, provided however that any such communication made by the Seller to its lawyers or in mediation, arbitration or any other dispute resolution proceeding, including a proceeding in any court of law, in connection with the enforcement of rights under this Agreement or under any other agreement between the Seller or its Affiliates and the Buyer or any of its Affiliates will be deemed not to violate the Seller’s obligations hereunder.

5.6	Employees and Employee Benefits.

(a)	Subject to and with effectiveness upon the Closing, the Buyer shall offer employment to such Employees on such terms and conditions as presented to the respective Employees at the time of Buyer’s offer and the Seller shall provide the Buyer with access to the Facilities, personnel records, employee data and other information as may be reasonably required to make such offers of employment. Nothing herein shall be deemed to affect or to limit in any way the management of the Business after the Closing with respect to any Transferred Employee, including the Buyer’s ability to modify compensation, terminate employment (for any reason), or to create any claims or causes of action of any kind or nature against the Buyer or its Affiliates, at any time after Closing with respect to any Transferred Employee.

(b)	The Seller has performed and discharged all requirements, if any, under the WARN Act and under applicable Laws for the notification of its employees of any “employment loss” within the meaning of the WARN Act or any “mass termination” under applicable Law which occurred on or prior to the Closing Date.

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(c)	On or prior to the Closing Date, Seller will have paid all accrued salaries, bonuses, commissions, wages, vacation pay and paid time off of the Employees, directors or individual independent contractors of the Seller due to be paid through and including the Closing Date.

(d)	The Seller shall remain solely responsible, and the Buyer shall have no obligations whatsoever for, any compensation or other amounts payable to any current or former employee (including the Employees), officer, director, independent contractor or consultant of the Seller, including hourly pay, commission, bonus, salary, accrued vacation, fringe, sharing benefits or severance pay for any period relating to the service with the Seller at any time on or prior to 11:59 p.m. Pacific time on the Closing Date. The Seller shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, workers’ compensation, health accident or disability benefits brought by any Transferred Employees and their dependents or beneficiaries, which claims incurred prior to 11:59 p.m. Pacific time on the Closing Date. For purposes of this Agreement, (i) a claim for medical or dental benefits will be deemed to have been incurred on the date of treatment, (ii) a claim for prescription benefits will be deemed to have been incurred on the date the prescription is filled, and (iii) a claim for life insurance, workers’ compensation, health accident or disability benefits will be deemed to have been incurred upon the occurrence of the event giving rise thereto.

(e)	Buyer may, at its option, elect to offer the Transferred Employees the opportunity to participate in the Buyer’s employee benefits plans. Any Liability associated with any breach of, or noncompliance with, the Seller Benefit Plans shall be an Excluded Liability.

(f)	The terms and conditions of this Section 5.5(d) are for the sole benefit of the Seller and the Buyer and shall not confer any rights as a third-party beneficiary. Nothing contained herein, express or implied shall be construed to establish, amend or modify any Seller Benefit Plan or employee benefit plan of the Buyer.

5.7	Bulk Sales Laws.

The Parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to the Buyer; it being understood that any Liabilities arising out of the failure of the Seller to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities.

5.8	Transition Services.

From and after the Closing, the Seller agrees that it shall provide, or cause its Affiliates to provide the Buyer with all reasonable transition services in order to (i) transfer the Purchased Assets to the Buyer, (ii) integrate the Purchased Assets and the Business into the business of the Buyer, (iii) maintain the operation of the Business in substantially the same manner as it is operated on the Closing Date; and (iv) perform all other services reasonably requested by the Buyer in connection with transitioning the Business to the Buyer. Any documented and reasonable third party costs and expenses associated with the transition services described in the foregoing sentence, and which are requested by the Buyer shall be borne solely by the Buyer. In addition, it is recognized by both Parties that there will be (i) outstanding payables due to the Seller that may be misdirected to the Buyer; and (ii) payables with respect to the Business that may in advertently be paid to the Seller instead of the Buyer. Both Parties agrees to work with each other, at no cost, to promptly reconcile accounts and forward to the other Party any misdirected payments received by a Party which are due to the other Party.

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5.9	Receivables and Payables.

(a)	From and after the Closing, if either the Buyer or any of its Affiliates receives or collects any funds in connection with any account receivable, or other right to receive payment from any Person to the extent relating to the conduct of the Business, whether prior to or after the Closing, such party shall remit such funds to the Seller by wire transfer of immediately available funds as soon as reasonably practicable after its receipt thereof.

(b)	From and after the Closing, if either the Buyer or any of its Affiliates receives any invoice or notice in connection with any account payable, or other obligation to make a payment to any Person to the extent relating to the conduct of the Business, whether prior to or after the Closing, such party shall remit such invoice or notice to the Seller in accordance with Section 7.1 as soon as reasonably practicable after its receipt thereof, and Seller shall promptly pay such amount pursuant to the invoice or notice (which in any event shall be an Excluded Liability).

5.10	Transfer of the Permits.

(a)	Promptly following the Closing Date, the Seller shall take all necessary steps to deliver, and shall execute and deliver, to the Buyer all documents necessary to effect the assignment, transfer or conveyance to the Buyer of all Permits related to the Business pursuant to Section 2.1(g), except for the FDA Establishment Registration which Seller requires until September 30, 2020. Without limiting the generality of the foregoing, the Seller shall on Closing provide the Buyer with the CER Direct portal login information and credentials of the Seller (including the username and password) in order for the Buyer to update the registration information in connection with the FDA Establishment Registration and to facilitate the assignment and transfer of the FDA Establishment Registration from the Seller to the Buyer.

(b)	Further and also without limiting the generality of Section 5.10(a), to the extent that the Permits related to the Business, including the Business’ ISO 9001:2015 Accreditation, CER Certificate, FDA Establishment Registration, and the City of Petaluma Business License (collectively, the “Critical Permits”), may not be assigned to the Buyer, the Seller shall and does hereby grant to the Buyer an irrevocable, royalty free, fully-paid up license to use the Permits related to the Business, including the Critical Permits, in connection with the Business after the Closing to the extent permitted by applicable Law. If the Buyer is granted a license by the Seller to use the Permits related to the Business pursuant to this Section 5.10(b), then the Seller covenants and agrees to maintain such Permits in good standing and the Buyer covenants and agrees to reimburse the Seller for all expenses reasonably incurred by it to maintain such Permits in good standing. The license granted pursuant to this Section 5.10(b) shall continue until the earlier of: (i) all of the Critical Permits having been either assigned from the Seller to the Buyer or the Buyer having been able to procure its own permit for the Business that is equivalent to such Critical Permit; or (ii) the one (1) year anniversary of the Closing Date.

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5.11	Change of Name.

Within 60 days following the transfer of the Critical Permits from the Seller to the Buyer pursuant to Section 5.10(a) or promptly following the Buyer being granted a license to use the Critical Permits pursuant to Section 5.10(b), the Seller shall take all necessary steps to deliver, and shall execute and deliver, to the Buyer all documents necessary to terminate any and all fictitious or d/b/a names registered by the Seller in any and all jurisdictions that relate to the Business including all fictitious or d/b/a names registered by the Seller which include the words “MicroMed” or “MicroMed Laboratories” (or any variation or derivation thereof). If requested by the Buyer, on and after the Closing Date, the Seller shall execute and deliver to the Buyer such other consents, waivers, approvals and other documents as shall be reasonably necessary to permit the Buyer or any designee to use Seller’s rights to the name “MicroMed Laboratories” (and any variation or derivation thereof) as its corporate or fictitious or d/b/a name in any jurisdiction, provided that the Seller shall not be required to incur any out-of-pocket expenses in connection therewith.

ARTICLE 6

INDEMNIFICATION

6.1	Survival of Representations and Warranties and Covenants.

All of the representations and warranties made by any Party in ARTICLE 3 or ARTICLE 4 shall survive for the period of eighteen months immediately following the Closing Date; provided, however, that the Fundamental Representations shall survive indefinitely and the representations and warranties in Section 3.14 (Taxes) shall survive until ninety (90) days after the expiration of the applicable statute of limitations to which such Taxes or Tax Return obligations relate (as applicable, the “Survival Period”). No Person shall be liable for any claim for indemnification under this ARTICLE 6 unless and until written notice specifying in reasonable detail the nature of the claim or potential claim for indemnification is delivered by the Person seeking indemnification to the Person from whom indemnification is sought prior to the expiration of the applicable Survival Period, in which case the representation, warranty, covenant or agreement which is the subject of such claim shall survive, to the extent of such claim only, until such time as such claim is resolved, whether or not the amount of the Losses resulting from such breach has been finally determined at the time the notice is given.

6.2	Indemnification by Seller.

Subject to the limitations set forth in this ARTICLE 6, the Seller shall indemnify, defend and hold harmless the Buyer and its Affiliates and their respective directors, shareholders, officers, employees and representatives against and in respect of any and all Losses arising or resulting from, directly or indirectly:

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(a)	the nonfulfillment, nonperformance, breach or violation by the Seller or any of its Affiliates of any agreement or covenant contained in this Agreement;

(b)	any breach of, or inaccuracy in, any representation or warranty made by the Seller in this Agreement or in any certificates delivered pursuant to this Agreement;

(c)	any Excluded Asset; or

(d)	any Excluded Liability.

6.3	Indemnification by the Buyer.

Subject to the limitations set forth in this ARTICLE 6, the Buyer shall indemnify, defend and hold harmless the Seller and its Affiliates and their respective representatives against and in respect of any and all Losses arising or resulting from, directly or indirectly:

(a)	the nonfulfillment, nonperformance, breach or violation by the Buyer of any agreement or covenant contained in this Agreement;

(b)	any breach of, or inaccuracy in, any representation or warranty made by the Buyer in this Agreement or in any certificates delivered pursuant to this Agreement;

(c)	the ownership, use or possession of the Purchased Assets, or the conduct or operation of the Business, in each case after the Closing; or

(d)	the Assumed Liabilities.

6.4	Notice and Payment of Losses.

(a)	Promptly upon obtaining knowledge of any Loss or any event, fact, circumstance or occurrence which may reasonably give rise to a Loss, any Person entitled to indemnification under Section 6.2 (a “Buyer Injured Party”) or Section 6.3 (a “Seller Injured Party” and each Buyer Injured Party and a Seller Injured Party, an “Injured Party”) shall give written notice to the Party from whom such Person wishes to obtain indemnification (the “Indemnifying Party”) specifying the facts constituting the basis for such claim and the amount (the “Claim Amount”), to the extent known, of the Losses being asserted (such written notice being hereinafter referred to as a “Notice of Claim”); provided, however, that no delay or deficiency on the part of the Injured Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder unless (and solely to the extent) the Indemnifying Party is prejudiced by such delay, deficiency or failure. Nothing herein shall be deemed to prevent an Injured Party from making a claim hereunder for potential or contingent claims or demands, including any such claim or demand by a third party; provided that the Notice of Claim sets forth the basis for any such contingent claim to the extent then feasible and the Injured Party has a reasonable expectation that such a claim may become an actual claim.

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(b)	Within thirty (30) days after delivery of a Notice of Claim, the Indemnifying Party shall deliver to the Injured Party a written response (a “Claim Response”) in which the Indemnifying Party shall either (i) agree that the Injured Party is entitled to receive all of the Claimed Amount, (ii) dispute that the Injured Party is entitled to receive any or all of the Claimed Amount (which such dispute notice shall describe, in reasonable detail, the reasons for the Indemnifying Party’s good faith belief that it is not required to provide indemnification hereunder), or (iii) indicate that the Indemnifying Party does not yet have, and does not expect to have within such thirty (30) day period, sufficient information to determine whether the Injured Party is entitled to receive any or all the Claimed Amount (in the event of clause (ii) or (iii), the Claim Response shall be referred to as a “Claim Objection Notice”). If no Claim Response is delivered by the Indemnifying Party to the Injured Party within such thirty (30) day period, the Indemnifying Party shall be deemed to have agreed that an amount equal to the entire Claimed Amount shall be payable to the Injured Party and such Claimed Amount shall be promptly paid to the Injured Party.

(c)	In the event that following delivery of a Claim Objection Notice the Indemnifying Party and Injured Party are unable to agree on whether Losses exist or on the amount of such Losses or on whether the Injured Party is entitled to indemnification hereunder for any or all such Losses within the ninety (90) day period after delivery of a Claim Objection Notice (or such longer period of time as the Seller and the Buyer agree in writing), either the Injured Party or the Indemnifying Party may (but is not required to do so) petition or file an action in a court of competent jurisdiction for resolution of such dispute.

6.5	Defense of Third Person Claims.

If an Injured Party is entitled to indemnification hereunder because of a claim asserted by any claimant (other than an Indemnified Person hereunder) (a “Third Person”), the Injured Party shall give a Notice of Claim to the Indemnifying Party promptly after such assertion is actually known to the Injured Party; provided, however, that no delay or deficiency on the part of the Injured Party in delivering a Notice of Claim shall relieve the Indemnifying Party of any Liability hereunder unless (and solely to the extent) the Indemnifying Party is prejudiced by such delay, deficiency or failure. The Indemnifying Party shall have the right, upon written notice to the Injured Party within thirty (30) days of receipt by the Indemnifying Party of the Notice of Claim, and using counsel reasonably satisfactory to the Injured Party, to investigate, secure, contest, or settle the claim alleged by such Third Person (a “Third Person Claim”); provided that the Indemnifying Party has notified the Injured Party in writing of its election to indemnify the Injured Party with respect to such Third Person Claim; and provided further that the Indemnifying Party will not consent to the entry of any judgment with respect to the matter or enter into any settlement with respect to the matter without the prior written consent of the Injured Party (not to be withheld or delayed unreasonably), except that the Indemnifying Party shall be entitled to consent to any judgment and/or enter into any settlement without the consent of the Injured Party if such judgment or settlement requires only the payment of money. For the avoidance of doubt, a claim or challenge asserted by a Governmental Authority against an Injured Party shall be considered a Third Person Claim hereunder. The Injured Party may thereafter participate in (but not control) the defense of any such Third Person Claim with its own counsel at its own expense, unless separate representation is, in the reasonable opinion of counsel to the Injured Party, advisable to avoid a conflict of interest or a potential conflict of interest between the Injured Party and the Indemnifying Party, in which case such representation shall be at the expense of the Indemnifying Party. If the Indemnifying Party elects not to defend the Injured Party with respect to such Third Person Claim, the Injured Party shall have the right, at its option, to assume and control defense of the matter. If the Indemnifying Party does not so elect to indemnify and assume the defense of any such Third Person Claim (or fails to elect to assume the defense within the thirty (30) day period set forth in this Section 6.5), (a) the Injured Party may defend against such claim, in such manner as it may deem appropriate, including settling such claim, after giving written notice of the same to the Indemnifying Party, on such terms as the Injured Party may deem appropriate; provided that in all cases the Injured Party will not consent to the entry of a judgment or enter into any settlement with respect to the matter without the prior written consent of the Indemnifying Party (not to be withheld or delayed unreasonably), except that the Injured Party shall be entitled to consent to any judgment and/or enter into any settlement without the consent of the Indemnifying Party if such judgment or settlement does not require the payment of money and (b) the Indemnifying Party may participate in (but not control) the defense of such action, with its own counsel at its own expense. The Parties shall keep each other reasonably advised of the status of any such suit or proceeding and the defense thereof and shall make available to each other all relevant information in their possession relating to any such Third Person Claim and shall cooperate in the defense thereof.

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6.6	Limitation on Indemnification.

(a)	Subject to the immediately following sentence, (i) the Seller shall not be required to indemnify, defend or hold harmless any Injured Party from or against, or reimburse any Injured Party for, any Losses pursuant to Section 6.2(b) unless and until the aggregate amount of all such Losses exceeds $15,000 (the “Deductible”) and (ii) under no circumstances shall the aggregate liability of Seller to indemnify, defend or hold harmless any Injured Party from or against, or reimburse any Injured Party for, any Losses pursuant to this ARTICLE 6 ever exceed the Final Purchase Price actually paid by Buyer to Seller pursuant to this Agreement (the “Cap”). Notwithstanding the foregoing, neither the Deductible nor the Cap shall apply to Losses arising under or related to Section 6.2(b) due to a breach of, or inaccuracy in, any Fundamental Representation. For greater certainty, neither the Deductible nor the Cap shall apply to Losses arising under or related to Section 6.2(a), Section 6.2(c) or Section 6.2(d).

(b)	Notwithstanding anything to the contrary in this Agreement, under no circumstances shall the Seller have any obligation to indemnify, defend or hold harmless any Injured Party from or against, or reimburse any Injured Party for, any Losses to the extent such Losses have already been taken into account in calculating, and deducted from, any amount otherwise payable by Buyer hereunder, including the Final Purchase Price. The intention of this provision is to avoid double-counting of Losses to the extent that a payment or credit with respect thereto has already been included in any calculation of the Final Purchase Price.

(c)	All Losses to which a Buyer Injured Party is entitled to indemnification from the Seller hereunder shall be recovered first from the Escrow Amount; provided, however that, to the extent a Buyer Injured Party does not fully recover a Loss arising under Section 6.2 from the Escrow Amount, the Buyer Injured Party (x) shall be entitled to recover the remaining portion of such Loss from the Seller.

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(d)	On June 24, 2021 (the “Escrow Release Date”), the Buyer and the Seller shall provide a joint written instruction to the Escrow Agent to release any remaining portion of the Escrow Amount remaining in the Escrow Account to the Seller; provided, that if prior to the Escrow Release Date, the Buyer notifies the Escrow Agent in writing that all or a portion of the Escrow Amount is subject to claims under Section 6.2 that have not been finally determined (the “Outstanding Claims”), the amount released by the Escrow Agent from the Escrow Account on the Escrow Release Date will be equal to the amount of the Escrow Amount then held by the Escrow Agent, less the sum of any amounts subject to the Outstanding Claims.

(e)	Notwithstanding anything to the contrary elsewhere in this Agreement, no Indemnifying Party shall, in any event, be obligated to indemnify any Injured Party from and against punitive or exemplary damages of such Injured Party, or any damages not reasonably foreseeable by the Indemnifying Party (other than in respect of amounts payable to third parties).

(f)	The Injured Party shall use commercially reasonable efforts to mitigate any Loss (including by using its commercially reasonable efforts to obtain any applicable insurance proceeds) and to obtain or use any Tax savings, benefit, relief, deduction or credit available to the Injured Party.

(g)	Notwithstanding anything in this Agreement to the contrary, for purposes of the Parties’ indemnification obligations under this ARTICLE 6, all of the representations and warranties set forth in this Agreement (except in the case of the representations and warranties set forth in Sections 3.3, and 3.4(a)) or any certificate or Schedule to the Disclosure Letter that are qualified by any materiality, Material Adverse Effect or other similar qualification shall be deemed to have been made without any such qualification for purposes of determining (i) whether a breach of or inaccuracy in such representation or warranty has occurred, and (ii) the amount of Losses resulting from, arising out of or relating to any such breach of or inaccuracy in such representation or warranty.

6.7	Characterization of Indemnity Payments.

Any indemnification payments made pursuant to this Agreement shall be considered, to the extent permissible under Law, as adjustments to the Final Purchase Price for all Tax purposes. The Parties agree, to the extent required under Section 1060 of the Code and applicable Treasury Regulations, to file amendments to Form 8594 that are consistent with any such adjustment to the Final Purchase Price.

6.8	Exclusive Remedy.

The indemnification provisions set forth in this ARTICLE 6 shall provide the sole and exclusive remedy for breach of any covenant, agreement, representation or warranty or other provision set forth in this Agreement, except (i) the remedies of specific performance, injunction and other equitable relief set forth herein, (ii) as otherwise set forth in Sections 2.5 and (iii) in the case of fraud.

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ARTICLE 7

MISCELLANEOUS PROVISIONS

7.1	Notice.

All notices, requests, demands, and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and made upon being delivered personally or by courier delivery to the Party for whom it is intended, or five (5) Business Days after having been deposited in the mail, certified or registered (with receipt requested) and postage prepaid, or upon receipt of proof of transmission if sent by facsimile or email, addressed at the address shown in this Section 7.1 for, or such other address as may be designated in writing hereafter by, such Party:

If to the Buyer: Infinity Labs SD Inc. 1585 South Perry Street Castle Rock, CO 80104 Attn: Dan Henderson, CEO Email:	With copies to (which copies shall not constitute notice): Torkin Manes LLP Barristers & Solicitors 1500-151 Yonge Street Toronto, Ontario, Canada M5C 2W7 Attn: Kobi Bessin Email:
If to the Seller: Sonoma Pharmaceuticals, Inc. 645 Molly Ln, Suite 150 Woodstock, GA 30188, USA Attn: Bruce Thornton Email:	With copies to (which copies shall not constitute notice): Trombly Business Law P.C. 1314 Main St., Suite 102 Louisville, CO 80026, USA Attn: Amy Trombly Email:

7.2	Expenses.

Except as otherwise provided elsewhere in this Agreement, each Party hereto will pay all costs and expenses incident to its negotiation and preparation of this Agreement, and such other documents contemplated hereby and thereby, and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and accountants.

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7.3	Entire Agreement.

This Agreement, the Disclosure Letter, the Schedules to the Disclosure Letter, the Exhibits and Schedules hereto and the other agreements, certificates and instruments delivered in connection herewith embody the entire agreement and understanding of the Parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings between the Parties relating to such subject matter.

7.4	Severability.

If any provision hereof shall be held invalid or unenforceable by any court of competent jurisdiction or as a result of future legislative action, such holding or action shall be strictly construed and shall not affect the validity or effect of any other provision hereof, as long as the remaining provisions, taken together, are sufficient to carry out the overall intentions of the Parties as evidenced hereby.

7.5	Assignment; Benefits.

(a)	Neither this Agreement nor any of the rights, interests, or obligations hereunder may be transferred, delegated, or assigned by any Party hereto without the prior written consent of the other Parties hereto (which consent shall not be unreasonably withheld), and any attempted assignment without the required consent shall be void and of no force or effect. Notwithstanding the foregoing, (x) the Buyer shall have the right to transfer and assign their respective rights and obligations hereunder to any lender to the Buyer or its Affiliates and (y) upon written notice to the Seller, the Buyer shall have the right to transfer and assign its rights hereunder to any entity which is controlled by the Buyer or its Affiliates, provided that (i) solely with respect to the foregoing clause (y), no such assignment shall become effective unless and until the permitted assignee expressly assumes in writing all of the Buyer’s obligations hereunder (which written assumption shall promptly be delivered to the Seller) and (ii) the Buyer shall also remain primarily liable for its obligations hereunder.

(b)	Except as provided in Sections 6.2 and 6.3, this Agreement and the various rights and obligations arising hereunder are for the sole benefit of the Parties hereto and their permitted assigns and nothing herein express or implied shall give or be construed to give any Person, other than the Parties hereto and such permitted assigns, any legal or equitable rights hereunder.

7.6	Counterparts.

This Agreement may be executed simultaneously in multiple counterparts, and in separate counterparts (including via facsimile, email or other electronic means), each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

7.7	Headings; Interpretation.

The article, title and Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. Unless the context of this Agreement otherwise clearly requires, (a) references to the plural include the singular, and references to the singular include the plural, (b) references to one gender include the other gender, (c) the words “include,” “includes” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation”, (d) the terms “hereof”, “herein”, “hereunder”, “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (e) the terms “day” and “days” mean and refer to calendar day(s), (f) the terms “year” and “years” mean and refer to calendar year(s) and (g) all amounts expressed in this Agreement and all payments required by this Agreement are in United States dollars. Unless otherwise set forth herein, references in this Agreement to (i) any document, instrument or agreement (including this Agreement) (A) includes and incorporates all Exhibits, Schedules and other attachments thereto, (B) includes all documents, instruments or agreements issued or executed in replacement thereof and (C) means such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time, and (ii) a particular Law means such Law as amended, modified, supplemented or succeeded, from time to time and in effect at any given time. All Article, Section, Exhibit and Schedule references herein are to Articles, Sections, Exhibits and Schedules of this Agreement, unless otherwise specified. All Parties have participated substantially in the negotiation and drafting of this Agreement and agree that no ambiguity herein should be construed against the Party drafting the Agreement.

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7.8	Governing Law.

The validity, interpretation and effect of Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts to be carried out wholly within such State.

7.9	Submission to Jurisdiction.

Each of the Parties (a) agrees that any suit, action or proceeding arising out of or relating to this Agreement shall be brought and determined solely by the Court of Chancery of the State of Delaware, and if failing to be brought to such court, then to any federal or state court located within the State of Delaware, (b) consents to the exclusive jurisdiction of each such court in any suit, action or proceeding relating to or arising out of this Agreement, (c) waives any objection which it may have to the laying of venue in any such suit, action or proceeding in any such court, and (d) agrees that service of any court paper may be made in such manner as may be provided under applicable Law or court rules governing service of process.

7.10	Disclosure Generally.

The Schedules contained in the Disclosure Letter have been arranged, for purposes of convenience only, as separately titled Schedules corresponding to the Sections of this Agreement. Any matter disclosed in this Agreement or in any Schedule contained in the Disclosure Letter with reference to any Section of this Agreement shall be deemed a disclosure in respect to the Section(s) of this Agreement to which the disclosure is expressly referenced or cross-referenced. The information contained in the Disclosure Letter is disclosed solely for the purposes of this Agreement, and no information contained therein shall be deemed to be an admission by any Party hereto to any third party of any matter whatsoever, including of any violation of Law or breach of any agreement.

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7.11	Specific Enforcement.

The Parties hereby acknowledge and agree that irreparable harm would occur in the event that any Party fails or threatens not to perform in any material respect any of its obligations hereunder and that an award of money damages would not be an adequate remedy at law in the event of any such failure or threatened failure to perform. Accordingly, the Parties hereby acknowledge and agree that each Party and all the third party beneficiaries of this Agreement, in addition to any other remedy it may be entitled at law, in equity or otherwise, before or after Closing, shall be entitled to seek equitable relief, including an injunction or injunctions or Orders to prevent breaches or threatened breaches of this Agreement and to compel specific performance of the obligations of any other Party under the terms and provisions of this Agreement, without the need to show or establish irreparable harm. Each Party further agrees that no other Party hereto or any other Person shall be required to obtain, furnish or post any bond or security or other similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 7.11, and each Party hereto (a) irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond, security or similar instrument and (b) agrees to cooperate fully in any attempt by the other Party or Parties in obtaining such equitable relief.

7.12	Waiver of Jury Trial.

EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, AND AGREES TO CAUSE ITS SUBSIDIARIES TO WAIVE, ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS.

7.13	Amendments and Waivers.

No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence.

7.14	Release.

Except for actions, suits, claims, proceedings, demands, rights, liabilities, obligations and causes of action (i) expressly provided for in, or permitted by, this Agreement, any ancillary agreement contemplated herein or (ii) based on fraud, the Seller and each of its Affiliates (the “Seller Releasing Parties”) hereby absolutely, unconditionally and irrevocably release and discharge, the Buyer, its Affiliates and the Business, and each of the current or former officers, directors, managers, employees, stockholders, members, employees, agents, attorneys, heirs, assigns, executors, administrators and other successors of the Buyer, its Affiliates and the Business, as of or prior to the Closing Date from any and all actions, suits, claims, proceedings, demands, rights, liabilities, obligations and causes of action of any kind and nature whatsoever, fixed or contingent, known or unknown, liquidated or unliquidated, that any Seller Releasing Party or any Person claiming through or under a Seller Releasing Party ever had or now has or hereafter can, shall or may have relating to the transactions contemplated hereby.

[Remainder of page intentionally left blank; signature page follows.]

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IN WITNESS WHEREOF, each of the Parties hereto has caused this Purchase and Sale Agreement to be executed as of the date first above written.

SELLER	SONOMA PHARMACEUTICALS, INC.
	Per:	/s/ Amy Trombly
CEO
I have the authority to bind the corporation

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IN WITNESS WHEREOF, each of the Parties hereto has caused this Purchase and Sale Agreement to be executed as of the date first above written.

BUYER	INFINITY LABS SD INC.
	Per:	/s/ Dan Henderson
CEO
I have the authority to bind the corporation

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